UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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STRYKER CORPORATION

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2825 Airview Boulevard
Kalamazoo, MI 49002

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS OF STRYKER CORPORATION

Date:  April 29, 2009

Time:  2:00 p.m., Eastern Time

Place:  Radisson Plaza Hotel & Suites at The Kalamazoo Center, Kalamazoo, Michigan

Items of Business:

•	Elect eight directors;

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009; and

•	Transact any other business that may properly come before the meeting and any adjournment or postponement.

We invite all shareholders to attend the meeting. At the meeting, you will hear a report on our business and have a chance to meet our directors and executive officers. Our 2008 Annual Report is enclosed.

Only shareholders of record on March 2, 2009, may vote at the meeting.

Your vote is important. Please vote your shares promptly. To vote your shares, you may use the internet or call the toll-free telephone number as described on your proxy card or complete, sign, date and return your proxy card.

Thomas R. Winkel
Vice President and Secretary

March 20, 2009

Important Notice Regarding Availability of
Proxy Materials for the Shareholders Meeting
on April 29, 2009

The proxy statement, our 2008 Annual Report and a link to the means to vote by internet are available at www.proxymaterials.stryker.com.

2825 Airview Boulevard
Kalamazoo, MI 49002

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 29, 2009

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders of Stryker to be held on April 29, 2009 and at any adjournment of the meeting. The solicitation will begin on or about March 20, 2009.

What am I voting on?

You will be voting on two proposals at our annual meeting:

•	Election of eight directors; and

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

What are the recommendations of the Board of Directors?

All shares represented by a properly executed proxy will be voted unless the proxy is revoked and, if a choice is specified, your shares will be voted in accordance with the specification. If no choice is specified, the proxy holders will vote your shares according to the recommendations of the Board of Directors, which are included in the discussion of each matter later in this Proxy Statement. In summary, the Board of Directors recommends that you vote:

•	FOR the election of the nominees for directors; and

•	FOR ratification of the appointment of Ernst & Young LLP.

In addition, the proxy holders may vote in their discretion with respect to any other matter that properly comes before the meeting.

Who is entitled to vote?

At the close of business on March 2, 2009, the record date for the meeting, 396,680,002 shares of our Common Stock were outstanding. For each proposal to be voted on, each shareholder is entitled to one vote for each share of Stryker Common Stock owned at that time.

How do I vote?

If you are a shareholder of record, you may vote by proxy in any of the following ways:

•	By Internet or Telephone — If you have internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card. If you vote by internet or telephone, you should not return your proxy card.

•	By Mail — You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.

If you vote via the internet or by telephone, your vote must be received by 11:59 p.m., Eastern Time, on April 28, 2009.

You may also vote in person at the annual meeting or may be represented by another person at the meeting by executing a proxy designating that person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” The street name holder will provide you with instructions that you must follow in order to have your shares voted.

If you hold your shares in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the street name holder.

May I change my mind after submitting a proxy?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to the Vice President and Secretary of the Company;

•	Timely delivery of a valid, later-dated proxy or later-dated vote by internet or telephone; or

•	Voting by ballot at the annual meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

What are broker non-votes?

A broker non-vote occurs when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers, banks and other street name holders will have discretionary authority to vote on the election of directors and ratification of the appointment of Ernst & Young LLP.

What is the required vote?

In the election of directors, the eight nominees receiving the highest number of votes will be elected. Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast on the proposal at the meeting. Votes that are withheld with respect to the election of directors and abstentions on the ratification of the appointment of Ernst & Young LLP are not counted as votes cast.

Will the annual meeting be webcast?

You may access our annual meeting via webcast or telephone. Information about the webcast, which will include both the audio and the video presentation slides from the meeting, is available in the Calendar of Events area of the Investor section of our web site at www.investorevents.stryker.com. The telephone number to listen to the meeting is 800.510.0146 (United States) or 617.614.3449 (International) and the passcode is 92724626. An archived copy of the webcast will continue to be available on our web site until June 30, 2009.

How do I obtain directions to the annual meeting?

Directions are available at www.proxymaterials.stryker.com.

Can I access these proxy materials on the internet?

This proxy statement, our 2008 Annual Report and a link to the means to vote by internet are available at www.proxymaterials.stryker.com.

STOCK OWNERSHIP

Principal Shareholders

The following table sets forth certain information as of December 31, 2008 with respect to beneficial ownership of Common Stock by the only persons known by us to be the beneficial owners of more than 5% of our Common Stock.

Name and Address	Number of Shares	Percentage of
of Beneficial Owner	Beneficially Owned (#)	Class (%)

Greenleaf Trust 211 South Rose Street Kalamazoo, Michigan 49007	46,410,719(1)	11.5
Ronda E. Stryker c/o Greenleaf Trust 211 South Rose Street Kalamazoo, Michigan 49007	36,795,310(2)	9.1
Jon L. Stryker c/o Greenleaf Trust 211 South Rose Street Kalamazoo, Michigan 49007	27,164,853(3)	6.7
Capital World Investors 333 South Hope Street Los Angeles, California 90071	26,575,260(4)	6.6
Pat Stryker c/o Bohemian Companies 103 W. Mountain Avenue Ft. Collins, Colorado 80524	24,730,722(5)	6.1
The Huntington National Bank 41 South High Street Columbus, Ohio 43215	23,801,616(6)	5.9
John W. Brown c/o Stryker Corporation 2825 Airview Boulevard Kalamazoo, Michigan 49002	20,186,559(7)	5.1

(1)	This information is based solely on information contained in a filing with the United States Securities and Exchange Commission (“SEC”) on January 8, 2009. Greenleaf Trust holds these securities in a fiduciary capacity on behalf of various trusts and investment management customers, some of whom have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares of Common Stock. Greenleaf Trust has sole voting power with respect to 2,723,373 of such shares, shared voting power with respect to 43,687,346 of such shares, sole investment power with respect to 2,656,810 of such shares and shared investment power with respect to 43,753,909 of such shares. See notes (2) and (3) below regarding the shared voting power and investment power with respect to 21,207,398 and 22,223,309 of such shares of Common Stock held by subtrusts for the benefit of Ronda E. Stryker and Jon L. Stryker, respectively, under the terms of the L. Lee Stryker Trust established on September 10, 1974 for the benefit of members of the Stryker Family (the “Stryker Family Trust”).

(2)	This information is based solely on information contained in a filing with the SEC on January 8, 2009. The shares of Common Stock shown as beneficially owned by Ms. Stryker include 90,860 shares that may be acquired by her upon exercise of stock options. Ms. Stryker has sole voting and investment power with respect to 15,199,542 of the shares of Common Stock shown as beneficially owned by her and shared voting and investment power with respect to the remaining 21,595,768 shares. As a result of certain rights that she has under the terms of the Stryker Family Trust, Ms. Stryker may be deemed to share voting power and investment power with respect to 21,207,398 of such shares with Greenleaf Trust, the trustee of a subtrust for her benefit under the Stryker Family Trust. See note (1) above.

(3)	This information is based solely on information contained in a filing with the SEC on January 8, 2009. Mr. Stryker has sole voting and investment power with respect to 4,638,369 of the shares of Common Stock shown as beneficially owned by him and shared voting and investment power with respect to the remaining 22,526,484 shares. As a result of certain rights that he has under the terms of the Stryker Family Trust, he may be deemed to share voting power and investment power with respect to 22,223,309 of such shares with Greenleaf Trust, the trustee of a subtrust for his benefit under the Stryker Family Trust. See note (1) above.

(4)	This information is based solely on information as of December 31, 2008 contained in a filing with the SEC on February 12, 2009. Capital World Investors, a division of Capital Research and Management Company, an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, has sole power to make decisions with respect to the disposition of all of such shares and sole voting power with respect to 6,601,260 of them but has no economic interest in any of them. One or more of its clients has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all such shares. Capital World Investors disclaims beneficial ownership of all such shares.

(5)	This information is based solely on information contained in a filing with the SEC on January 8, 2009. Ms. Stryker has sole voting and investment power with respect to 2,646,077 of the shares of Common Stock shown as beneficially owned by her and shared voting and investment power with respect to the remaining 22,084,645 shares. As a result of certain rights that she has under the terms of the Stryker Family Trust, Ms. Stryker may be deemed to share voting power and investment power with respect to 22,084,645 of such shares with The Huntington National Bank, the trustee of a subtrust for her benefit under the Stryker Family Trust. See note (6) below.

(6)	This information is based solely on information contained in a filing with the SEC on January 9, 2009. The Huntington National Bank has sole voting power with respect to 91,568 of such shares, shared voting power with respect to 23,710,048 of such shares, sole investment power with respect to 76,792 of such shares and shared investment power with respect to 23,724,824 of such shares. See note (5) above regarding the shared voting power and investment power with respect to 22,084,645 of such shares of Common Stock held by the subtrust for the benefit of Pat Stryker under the Stryker Family Trust.

(7)	This information is based solely on information contained in a filing with the SEC on February 13, 2009. The shares of Common Stock shown as beneficially owned by Mr. Brown include 150,460 shares that may be acquired by him upon exercise of stock options. Mr. Brown has sole voting power with respect to 19,918,972 of the shares of Common Stock shown as beneficially owned by him, shared voting power with respect to 267,587 shares, sole investment power with respect to 19,926,559 shares and shared investment power with respect to 260,000 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the ownership of Stryker Common Stock as of January 31, 2009, by our current directors, all of whom are standing for reelection, Mr. Lance, who is a new director nominee, the executive officers identified as our Named Executive Officers (“NEOs”) in the “Compensation Discussion and Analysis” on page 9 and all our executive officers and directors (including Mr. Lance) as a group.

	Number of			Percentage of
	Shares	Right to		Outstanding
Name	Owned (#)(1)	Acquire (#)(2)	Total (#)(3)	Shares (%)

Dean H. Bergy	100,814	278,560	379,374	*
John W. Brown	20,028,512	164,460	20,192,972	5.09
Howard E. Cox, Jr.	584,732	92,460	677,192	*
Donald M. Engelman, Ph.D.	59,733	72,460	132,193	*
Andrew G. Fox-Smith	24,549	197,400	221,949	*
Louise L. Francesconi	5,000	7,960	12,960	*
Curt R. Hartman	11,454	223,200	234,654	*
Stephen Si Johnson	503,231	691,030	1,194,261	*
James E. Kemler	81,195	447,000	528,195	*
Howard L. Lance	0	0	0	*
Stephen P. MacMillan	117,202	685,000	802,202	*
William U. Parfet	318,600	9,860	328,460	*
Ronda E. Stryker	36,704,450	92,460	36,796,910	9.28
Executive officers and directors as a group (18 persons)	58,652,388	3,698,150	62,350,538	15.58

*	Less than 1%.

(1)	Excludes shares that may be acquired through stock option exercises.

(2)	Includes shares that may be acquired within 60 days after January 31, 2009 upon exercise of options pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(3)	Except for the shared beneficial ownership of shares of Common Stock by Ms. Stryker and Mr. Brown and 113,336 shares held by Mr. Johnson’s wife as trustee, such persons hold sole voting and disposition power with respect to the shares shown in this column. This total does not include 1,471,319 shares of Common Stock owned by our 401(k) Savings and Retirement Plans that are voted as directed by management, except in the case of certain non-routine matters that do not include either of the proposals to be voted on at this year’s annual meeting. The number of shares held by our 401(k) Savings and Retirement Plans does not exceed 10,000 in the case of any executive officer.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS

We manage our business under the direction of our Board of Directors. The Board conducts its business through meetings of the Board and its committees. The Board has adopted Corporate Governance Guidelines that are available in the Corporate Governance area of the Investor section of our web site at www.stryker.com/investors/governanceguidelines. We will mail a copy to any shareholder upon request to the Vice President and Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002. During 2008, the Board held six meetings, including one special meeting. There were also a total of 18 committee meetings during 2008. Each director attended more than 75% of the total meetings of the Board and the committees on which he or she served in 2008. We expect our directors to attend the annual meeting of shareholders unless they have a schedule conflict or other valid reason. All the Board members attended the 2008 annual meeting.

Independent Directors

Under the listing standards of the New York Stock Exchange (“NYSE”), a director is not independent unless the Board determines that he or she has no material relationship with Stryker, either directly or through any organization with which he or she is affiliated that has a relationship with Stryker. Based on a review of the responses of the directors and the new nominee to questions about employment history, affiliation and family and other relationships and on discussions with the directors, the Board has determined that John W. Brown, Howard E. Cox, Jr., Louise L. Francesconi, William U. Parfet and Ronda E. Stryker are independent under the NYSE listing standards, and that Howard L. Lance will be independent under such standards. As a member of management, Stephen P. MacMillan, President and Chief Executive Officer, is not independent under the NYSE listing standards. As a result of fees paid to Donald M. Engelman, Ph.D. as a consultant to the Company, he is not independent under the NYSE listing standards.

Board Committees

Our Board has three principal committees. The current membership, number of meetings held during 2008 and the function performed by each of these committees are described below. These committees act under written charters approved by the Board. These charters are available in the Corporate Governance area of the Investor section of our web site at www.stryker.com/investors/charters, and we will mail them to any shareholder upon request to the Vice President and Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002. The applicable committee and the Board review and reassess the charters annually.

None of the members of any of the committees is or ever has been an employee of the Company. The Board determined at its meeting in April 2008 that the members of each committee meet the independence standards for that committee within the meaning of the NYSE listing standards and applicable SEC regulations.

Audit Committee — Mr. Parfet (Chair), Mr. Cox and Ms. Francesconi currently are members of the Audit Committee. The Audit Committee met ten times during 2008. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. Further information regarding the role of the Audit Committee is contained in its charter that is available in the Corporate Governance area of the Investor section of our web site at www.stryker.com/investors/charters. For further information, see “Audit Committee Report” on page 40. The Board has determined that Mr. Parfet is an “audit committee financial expert” for purposes of applicable SEC rules.

Compensation Committee — Mr. Cox (Chair), Mr. Parfet and Ms. Stryker currently are members of the Compensation Committee, which met four times during 2008. The purpose of the Compensation Committee is to assist the Board in discharging its overall responsibilities relating to executive and stock-based compensation. The Committee reviews and approves corporate goals and objectives relevant to the compensation of the President and Chief Executive Officer and other executive officers prior to the beginning of each year, evaluates their performance for the current year in light of those goals and establishes compensation levels for the upcoming year, including salary and bonus targets. The Committee also administers and grants awards under the Company’s stock option and other equity-based compensation plans. Except in the case of the President and Chief Executive Officer, management provides recommendations to the Committee concerning salary, bonus potential and equity-based awards for our executive officers. The President and Chief Executive Officer’s compensation is subject to final approval by the independent directors. For further information, see the Compensation Committee’s charter that is available in the Corporate Governance area of the Investor section of our web site at www.stryker.com/investors/charters. For further information, see “Compensation Discussion and Analysis” beginning on page 9.

Our Compensation Committee has the authority to retain and terminate a compensation consulting firm in order to assist the Committee in the evaluation of executive or non-employee director compensation. For 2008, the Committee retained the Hay Group, Inc. to assist the Committee by:

•	Providing information and education on executive compensation trends and developments and the implications for Stryker;

•	Reviewing and giving its opinion of management’s recommendations for executive compensation and equity plan design and practices; and

•	Participating in Compensation Committee meetings when requested by the Committee Chair.

The Compensation Committee considers Hay Group to be independent because it has inquired and found no existing conflicts of interest in the services or relationships of Hay Group with Stryker and Hay Group reports directly and solely to the Compensation Committee. Hay Group is not expressly prohibited from providing other services to the Company or management; however, no other services were performed by Hay Group for Stryker in 2008. We will notify the Compensation Committee of any other potential services, including related fees, that Hay Group might be asked to perform. The Compensation Committee has established a requirement that the Committee Chair pre-approve additional Hay Group services if the aggregate fees would exceed $10,000 in any year.

Governance and Nominating Committee — Ms. Francesconi (Chair), Mr. Parfet and Ms. Stryker currently serve on the Governance and Nominating Committee. The Governance and Nominating Committee, which met four times during 2008, makes recommendations to the Board regarding director nominations and committee assignments, oversees the evaluation of the Board and management and considers other matters relating to corporate governance. For further information, see the charter of the Governance and Nominating Committee that is available in the Corporate Governance area of the Investor section of our web site at www.stryker.com/investors/charters. When seeking to identify an individual to become a director to fill a new position or vacancy, the Committee will consult with incumbent directors, management and others, including a professional search firm. The Committee will consider, among other factors, the background and reputation of potential candidates in terms of character, personal and professional integrity, business and financial experience and acumen, how a person would complement the other directors in terms of expertise, diversity of opinion, experience and a person’s availability to devote sufficient time to Board duties. Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to the Vice President and Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, giving the candidate’s name, relationship, if any, to the shareholder making the recommendation, biographical data and qualifications. The submission should also include a statement from the candidate consenting to being considered and, if nominated and elected, to serving as a director.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Lead Director/Executive Sessions of Non-Management Directors

Pursuant to the recommendation of the Governance and Nominating Committee, Mr. Parfet has been designated the lead independent director, with responsibility for coordinating the activities of the other independent directors. Mr. Parfet chairs the executive session held in conjunction with each meeting of the Board to provide an opportunity for the non-management directors to discuss topics of concern without any member of management being present. At least once a year, an executive session of only the independent directors is held.

Contacting the Board of Directors

Shareholders and other interested persons may communicate directly with the Board on a confidential basis by mail to Stryker Board of Directors at 2825 Airview Boulevard, Kalamazoo, Michigan 49002. All such communications will be received directly by the Chair of the Governance and Nominating Committee and will not be screened or reviewed by any Stryker personnel.

Code of Conduct/Code of Ethics

We have adopted a Code of Conduct applicable generally to our employees, officers and directors in the performance of their duties and responsibilities and a Code of Ethics applicable to our President and Chief Executive Officer, Vice President, Finance, Vice President and Chief Financial Officer, Vice President and Chief Accounting Officer and Vice President and Controller. The Code of Conduct and Code of Ethics are posted in the Corporate Governance area of the Investor section of our web site at www.stryker.com/investors/codeofconduct and www.stryker.com/investors/codeofethics, and we will mail them to any shareholder upon request to the Vice President and Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002.

Certain Relationships and Related Party Transactions

Under our Related Party Transactions Policy, which is in writing and was adopted by the Board of Directors, the Audit Committee must approve or ratify transactions involving directors, executive officers or principal shareholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Audit Committee at its regularly scheduled meeting in February of each year and at subsequent meetings of any such transaction that is proposed to be entered into or continued and seeks approval. In the event any such transaction is proposed and a decision is required prior to the next regularly scheduled meeting of the Audit Committee, it may be presented to the Audit Committee Chair for approval, in which event the decision will be reported to the full Audit Committee at its next meeting.

William U. Parfet, a director of the Company, is Chairman of the Board and Chief Executive Officer and the principal shareholder of MPI Research, Inc., a drug safety and pharmaceutical development company. During 2008, the Company contracted with MPI Research to conduct certain studies in connection with products under development. In addition, late in the year, MPI was awarded the contract for a one-year animal study at a cost of $212,000 after bids were solicited from two other clinical research organizations and it was determined that the MPI Research quote offered the best overall value. MPI Research was paid a total of $60,100 for these studies in 2008, and the balance is expected to become due in 2009. The Audit Committee, during its February 2009 Committee meeting in which Mr. Parfet, Chair of that Committee, excused himself during discussions of this matter, approved the arrangements with MPI Research for each of these studies and also has authorized the Company to enter into additional transactions with MPI Research up to a maximum aggregate annual value of $1,000,000, which represents less than 2% of the annual revenue of MPI, provided such transactions are competitively bid and evaluated to assure that MPI Research is offering the best value to Stryker. Any such transaction that is entered into and has not been discussed with the Committee in advance must be reported to the Audit Committee at its next meeting.

Art Hartman, the Senior Director, Regulatory Affairs/Quality Assurance at our Medical Division, is the brother of Curt Hartman, our Vice President, Finance. Art Hartman has been employed by the Company in various capacities since 1994 and has held his current position since September 10, 2007. During 2008, Art Hartman’s salary was $198,000, his bonus was $58,350, he was awarded a stock option to purchase 6,820 shares, and he received other benefits generally available to our U.S.-based employees. The Audit Committee approved Art Hartman’s continued employment at its February 2009 meeting.

In January 2008, Amy MacMillan, an adjunct Assistant Professor and Instructor of Marketing at Western Michigan University and the wife of our President and Chief Executive Officer, became a director of a company that has provided dining and catering services to certain Stryker locations since January 2006. The cost to Stryker for these services was $469,380 in 2008, which represented less than 2% of the annual revenues of that company. The company provided services on terms that we believe were competitive with the amounts that Stryker would have paid to other companies for such services. Mrs. MacMillan has no ownership interest in that company and receives no compensation other than a nominal director’s fee. While not required under our Related Party Transactions

Policy or the SEC disclosure rules, Mr. MacMillan has disclosed Mrs. MacMillan’s directorship to our Audit Committee, which approved continued dealings with that company on competitive terms at its February 2009 meeting.

COMPENSATION DISCUSSION AND ANALYSIS

This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide. Please read this section in conjunction with the detailed tables and narrative descriptions of our NEO compensation under “Executive Compensation” beginning on page 28 of this Proxy Statement.

Named Executive Officers

The names and titles of our NEOs for 2008 are:

Name	Title

Stephen P. MacMillan	President and Chief Executive Officer
Dean H. Bergy	Vice President and Chief Financial Officer(1)
Curt R. Hartman	Vice President, Finance(1)
Stephen Si Johnson	Vice President; Group President, MedSurg(2)
James E. Kemler	Vice President; Group President, Biotech, Osteosynthesis and Development
Andrew G. Fox-Smith	Group President, International

(1)	Mr. Hartman was promoted to Vice President, Finance, effective December 1, 2008. Mr. Bergy and Mr. Hartman currently serve as co-principal financial officers. Mr. Hartman will become Vice President and Chief Financial Officer effective April 1, 2009 when Mr. Bergy will become Advisor to the Chief Financial Officer.

(2)	Effective January 1, 2009, Mr. Johnson became Advisor to the President and Chief Executive Officer.

Mr. Fox-Smith is employed in Hong Kong and paid in Hong Kong Dollars (HKD). U.S. Dollar (USD) amounts in this Proxy Statement with respect to Mr. Fox-Smith have been calculated using an exchange rate of one USD equaling 7.7867 HKD, the average of the 2008 monthly average exchange rates.

Overview

The primary elements of compensation for our NEOs in 2008 were salary, bonus and stock options. Our savings and retirement plans are typically defined contribution (e.g., 401(k)) plans that match a portion of employee contributions and have historically included an annual discretionary contribution of 7% of salary and bonus for all eligible U.S.-based employees. Perquisites and personal benefits are limited. Our severance plans are discretionary in most instances.

An important part of our Executive Compensation Philosophy is the alignment of the compensation of our NEOs with the interests of our shareholders. In 2008, the variable, performance-based compensation elements — bonus and stock option grants valued using the Black-Scholes method — for the NEOs represented 73% or more of the total of the primary compensation elements. Our NEO Bonus Plans are based on difficult performance goals that, if met, should be reflected in stock price increases over time. Stock options granted to the NEOs will have value only to the extent that the stock price increases above the options’ exercise prices. In this regard, the unrealized value of all stock option grants made in the last five years was zero as of December 31, 2008 because of the decline in our stock price late in 2008, which has significantly impacted our NEO compensation.

At Stryker, we consistently set high goals and have had a history of achieving our goals. The difficult challenges faced by our executives in meeting 2008 bonus objectives are illustrated by our 2008 performance and significantly reduced bonus payouts. In a difficult economic environment, our Company recorded constant currency sales growth of 10.5%, representing the eighth consecutive year that we achieved double-digit sales growth. Our adjusted net earnings per share growth in 2008 was 18%. The annual dividend paid in 2008 was increased by 50% to

33 cents per share, and the 2009 payment was increased by 21% to 40 cents per share. Despite that performance, actual bonus payments as a percentage of target bonus ranged from 47% to 56% for four of our NEOs and were 69% and 80% for the other two NEOs.

Our Compensation Committee believes that our compensation practices for our NEOs continue to be appropriate in the context both of Stryker’s performance and the interests of our shareholders.

Compensation Objectives

We compete for executive talent in a highly competitive, global industry. We believe that our executive compensation program is a key component of our ability to attract and retain talented, qualified executives and should be designed to provide a meaningful level of total compensation that is aligned with organizational and individual performance.

The principal objectives of our executive compensation policies and practices are to:

•	Attract, retain and motivate talented executives who drive our Company’s success;

•	Structure compensation packages with a significant percentage of compensation earned as variable pay based on performance;

•	Align incentives with measurable corporate, business area and individual performance, both financial and non-financial;

•	Provide flexibility to adapt to changing business needs;

•	Align total compensation with shareholder value creation; and

•	Establish compensation program costs that are reasonable, affordable and appropriate.

Executive Compensation Philosophy

We have documented our Executive Compensation Philosophy to formalize the objectives of our compensation practices. The Philosophy specifies compensation elements, defines the purpose for each reward element and generally expresses the target positioning of compensation levels that we desire to achieve over time. We believe it is important to have a written philosophy to serve as an ongoing reference point for executive compensation decisions. However, since one of the objectives of our compensation programs is to provide flexibility to adapt to the changing business environment and individual considerations, we understand and expect that there will be variations from the Philosophy. We also recognize that changes to an individual NEO’s compensation elements, for example to meet desired market positioning indicated in the Philosophy, may be phased in over multiple years. We have considered our NEO compensation in light of our Philosophy. The compensation decisions described in this Proxy Statement for 2008 were made in late 2007 and early 2008. See “2009 Compensation Decisions” beginning on page 26, for information concerning changes made in the 2009 compensation of our NEOs.

Our Executive Compensation Philosophy is summarized in the table below. Each compensation element, along with an explanation of how we make decisions about that element, is described in detail under “2008 Compensation Elements” commencing on page 14.

Compensation Elements, Purpose and Target Positioning to Market

Target Positioning
Element	Purpose	to Market
Base Salary	• Attract and retain qualified talent	• Near market median (between 45th and 60th percentile)

Bonus Plan at Target	• Motivate participants to achieve and exceed goals • Provide a competitive target compensation opportunity • Focus participants on key annual metrics	• Near market median (between 45th and 60th percentile)

Long-term Incentives
•  Align participant interests with shareholders
•  Balance short-term with long-term focus of decisions
•  Attract talent by offering a meaningful reward opportunity
•  Retain key personnel by locking in participants via vesting and forfeiture provisions
•  Provide opportunity to build stock ownership
• Market 75th percentile but balance Company affordability

Savings and Retirement Plans
•  Assist participants with retirement funding
•  401(k) Plan — provide above-market contributory retirement benefit opportunity
•  Supplemental Plan — provide contributions for participants impacted by tax law limits on the 401(k) Plan
• Exceed general market practice

Health and Welfare Benefit Plans	• Provide employees and families with appropriate levels of coverage and security that are affordable for Stryker	• Above-market benefit value

Perquisites	• Appropriate in light of position	• Conservative to market

Underlying our Executive Compensation Philosophy is the desire to provide mechanisms that facilitate and encourage long-term ownership of Stryker stock. Our stock ownership guidelines require senior management to accumulate and retain significant stock ownership positions over time and reinforce this Philosophy. For more information, see “Executive and Non-Employee Director Stock Ownership Guidelines” on page 23.

The target market positioning referenced in the Philosophy identifies general market compensation levels to which we target compensation in typical situations. In this respect, the Philosophy is a guideline against which the Compensation Committee evaluates individual NEO compensation decisions; however, the Compensation Committee also takes into account other factors, such as performance, tenure and experience. As a result, there may be variances from the target positioning.

The Role of Benchmarking in our Executive Compensation Decisions

We regularly review, revise and amend our compensation policies, practices and programs to determine if they are both appropriate and responsive to our business needs. We do not establish compensation levels by focusing exclusively on market comparison data and historically have not found it necessary to conduct extensive external market benchmarking of our executive compensation levels or practices. We conducted a market benchmarking study that is described below prior to establishing the NEOs’ 2008 compensation. The Compensation Committee applies judgment and discretion when evaluating either the use (or exclusion) of market comparison data as it does when determining any compensation amount or outcome.

To the extent that benchmarking to a comparison market is a factor in our compensation decisions, we must necessarily make assumptions that we believe are reasonable and prudent. When examining compensation practices and making market benchmarking comparisons, it is a common practice to make informed estimates and apply judgment while using imperfect, but what is believed to be the best available, data on compensation practices and pay levels. The comparison market for benchmarking NEO compensation focuses on companies from which we might seek to hire executives or to whom we may lose executives. We believe such companies are generally, but may not exclusively be, those that offer competing products to ours in the medical technology industry. Because there are many factors that inherently limit the overall precision of most market benchmarking processes, we choose to review and apply judgment to our compensation comparison market on a case-by-case and year-by-year basis. An example of such a judgment might be establishing reasonable ranges when making comparisons of a compensation element to the benchmark data or drawing any conclusions about the specific competitiveness of that element. Accordingly, our Philosophy indicates target positioning to market as a range of competitiveness (i.e., “near market median between the 45th and 60th percentile”) in order to accommodate factors such as those mentioned above.

Any market comparison analysis we conduct is a point of reference that is considered in conjunction with other analytical and reference factors when evaluating and determining executive compensation. The performance of the businesses each NEO is responsible for are the most significant factors in determining NEO compensation adjustments. Other factors considered when determining compensation include changes in an individual’s compensation elements over recent years, performance against Bonus Plan goals, overall performance and stock ownership levels as compared to our ownership guidelines.

In late 2007, management undertook a market compensation benchmarking study covering each of our NEOs to improve our understanding of the compensation practices of other medical technology companies, as well as our overall positioning of compensation in that market generally. The results of the benchmarking study were one of the factors considered when making our 2008 compensation decisions for our NEOs.

The comparison group companies used for the NEOs other than Mr. MacMillan, our President and Chief Executive Officer, were:

• Abbott Laboratories	• Boston Scientific Corporation	• Johnson & Johnson

• Alcon, Inc.	• C.R. Bard, Inc.	• Medtronic, Inc.

• Baxter International Inc.	• Covidien Ltd.	• Smith & Nephew plc

• Becton, Dickinson and Company	• Genzyme Corporation	• St. Jude Medical, Inc.

• Biomet, Inc.	• Hill-Rom Holdings, Inc. (formerly Hillenbrand Industries)	• Thermo Fisher Scientific Inc. • Zimmer Holdings, Inc.

We determined the comparison group by considering publicly traded companies that generally met the following criteria:

•	Product competitors or related companies in the medical technology industry;

•	Significant global operations; and

•	Comparable size — e.g., similar sales, market capitalization — or growth rates in revenue and earnings.

Management other than our NEOs developed the comparison group and the Compensation Committee approved the group. The data provided to the Compensation Committee showed compensation levels consisting of the primary elements of total compensation — salary, bonus and long-term incentive values.

For purposes of benchmarking Mr. MacMillan’s compensation, a subgroup of the comparison companies listed above was used because the potential impact that reference to significantly larger or smaller organizations might have on market comparisons was believed to be greater for this position. The differences in the subgroup included exclusion of the two largest comparison companies (Johnson & Johnson and Abbott Laboratories), as these companies are materially larger than Stryker and exclusion of the four companies materially smaller than Stryker (Biomet, C.R. Bard, Genzyme and Hill-Rom). The result of these exclusions placed the comparison group median sales size of the CEO comparison group at a level nearly identical to Stryker’s size.

2008 Compensation Decisions

When making decisions regarding Mr. MacMillan’s 2008 compensation, the Compensation Committee considered reasonableness and competitiveness based on the market benchmarking compensation information. Upon review of the benchmarking study, the Committee observed that elements of Mr. MacMillan’s compensation package were below the median market levels of his comparison group. Accordingly, Mr. MacMillan’s 2008 salary was increased from $950,000 to $1,200,000, and his target bonus opportunity was increased to $1,200,000. These increases were recommended by the Compensation Committee and approved by the independent directors. When making the decision in February 2008 to increase his salary and target bonus opportunity, the Compensation Committee and independent directors considered the level of Company performance in 2007, the review of compensation levels of chief executive officer positions among the subgroup of the medical technology comparison group, Mr. MacMillan’s historical base salary increases and his time and proficiency in the job. The following key 2007 performance outcomes, among others, were considered in making these adjustments:

•	Outstanding financial and operational performance in 2007, both on an absolute basis and in comparison to our principal competitors — seven of eight key product groups achieved double-digit sales growth, Company-wide constant currency sales grew 14% and adjusted earnings grew 20%;

•	Resolution of a Department of Justice investigation of our Orthopaedics business; and

•	Successful divestiture of Physiotherapy Associates during 2007.

No change was made in Mr. MacMillan’s long-term incentive compensation. He was not granted stock options in 2008 due to the special 1,000,000 share option grant made to him in 2006 that was intended to be in lieu of other stock-based awards that might otherwise be made to him until February 2011.

The Compensation Committee reviewed and approved salary and bonus changes for the other NEOs after receiving recommendations from the President and Chief Executive Officer. The 2007 market benchmarking study showed the Chief Financial Officer position was below the median market levels of the comparison group. Comparison group competitiveness for the Group President positions was observed to be generally competitive; however, the comparisons’ results were less informative because business sizes varied among the comparison group.

Increases for each of the other NEOs’ 2008 compensation reflected subjective evaluations and decisions based on the scope of his responsibilities, the size and level of performance in 2007 of the businesses for which he was responsible and his time and proficiency in the job.

•	Mr. Bergy’s compensation was adjusted to reflect the Board of Directors’ desire that the Chief Financial Officer position have cash compensation less oriented toward variable cash pay in order to change the “at risk” focus of the Chief Financial Officer’s position and provide less of an incentive for short-term results. In 2007, Mr. Bergy’s salary of $400,000 and bonus of $340,000 represented a target bonus opportunity of 85% of salary. For 2008, Mr. Bergy’s cash compensation was established as $450,000 in salary and $320,000 in target bonus opportunity, reducing the target bonus as a percentage of salary to 71%.

•	Mr. Hartman’s compensation for most of 2008, when he served as President of our Instruments Division, consisted of a salary of $336,000 and a target bonus opportunity of $165,000 and were based on his performance in that role in 2007, when the Instruments Division experienced significant growth and profitability. On December 1, 2008, Mr. Hartman was promoted to Vice President, Finance, at which time he received an adjustment of salary to $410,000, retroactive to September 1, 2008, and his target bonus opportunity was increased to $250,000 to reflect his larger role and greater responsibilities, as well as his long-term performance.

•	Mr. Johnson’s salary was maintained in 2008 at $545,000 and his target bonus opportunity was increased to $535,000, a 4.9% increase, based on the performance of the MedSurg businesses for which he was responsible, particularly the growth in the global sales of our Instruments and Endoscopy products in what was traditionally a U.S.-centric market.

•	Mr. Kemler’s salary was maintained at $460,000 for 2008. His target bonus opportunity was increased to $383,000, a 3.5% increase, which was in line with our internal merit increase practices for executives and employees. His total cash adjustment of 1.6% reflected the 2007 performance of the businesses for which he was responsible.

•	Mr. Fox-Smith was promoted to the position of President, International, effective January 1, 2008. Mr. Fox-Smith’s salary and target bonus opportunity of $400,000 and $250,000, respectively, reflected his assumption of greater responsibilities within his expanded role, as well as his long-term performance in our International Group.

2008 Compensation Elements

Each of the compensation elements and its purpose is described below.

Base Salary:  Base salary is provided to our NEOs to compensate them for the basic value of their job, their time and proficiency in the position and the value of their job relative to other positions in the Company. We review each NEO’s salary and performance annually and make decisions about adjustments and amounts. Factors that are considered in determining the executive’s salary include comparisons among positions internally, performance, job experience or unique role responsibilities. Base salary increases for 2008 were reviewed with the Compensation Committee in November 2007 and then approved by the Compensation Committee, and the independent directors of the Board in the case of the President and Chief Executive Officer in February 2008. The effective dates of changes in NEO base salary vary due to differences in merit pay adjustment cycles among our businesses. Base salary rate increases from 2007 to 2008 are shown in the following table. The actual salary earned for those years is shown in the Salary column of the Summary Compensation Table on page 28.

	2008 Salary	2007 Salary	Percentage
Name	Rate ($)	Rate ($)	Increase (%)

Stephen P. MacMillan	1,200,000	950,000	26.3
Dean H. Bergy	450,000	400,000	12.5
Curt R. Hartman(1)	336,000	320,000	5.0
Stephen Si Johnson	545,000	545,000	0.0
James E. Kemler	460,000	460,000	0.0
Andrew G. Fox-Smith	400,000	360,000	11.1

(1)	2008 salary rate was increased December 1, 2008 (retroactive to September 1, 2008, the effective date of compensation review cycle at our Instruments Division) to $410,000.

Annual Bonus:  The individually structured short-term Bonus Plans are intended to motivate and reward our NEOs for achieving and exceeding specific annual performance goals. For Mr. MacMillan and Mr. Bergy, the primary focus of the 2008 goals was total Stryker performance. In the case of the other NEOs, the main focus was on performance of the businesses for which they were responsible, with specified qualitative measures being additional factors. The following table provides the target bonus, maximum potential bonus including the overachievement award opportunity discussed below, actual bonus payment and actual payment as a percentage of target for each NEO in 2008:

		Maximum
		Bonus	Actual	Payment as
	Target	Opportunity	Bonus	Percentage of
Name	Bonus ($)	($)	Payment ($)	Target (%)

Stephen P. MacMillan	1,200,000	1,440,000	617,280	51
Dean H. Bergy	320,000	384,000	149,344	47
Curt R. Hartman	165,000	198,000	131,984	80
Stephen Si Johnson	535,000	642,000	369,471	69
James E. Kemler	383,000	459,600	215,438	56
Andrew G. Fox-Smith	250,000	300,000	125,500	50

The actual bonus payments earned by the NEOs were less than the target levels. Each of the Bonus Plans included an opportunity to earn an overachievement award of an additional 20% of target bonus if the Company’s constant currency sales grew from the prior year by 15%, to $6.9 billion, and if the NEOs met the other overachievement factors. For Mr. MacMillan and Mr. Bergy, the overachievement factor required not only that the Company achieve the sales growth but also budgeted earnings per share and cash from operations goals. The overachievement factor for other NEOs required the same Company performance and that the business for which the individual was responsible achieve 95% of its operating income goal. The Company achieved 10.5% constant currency sales growth, which was lower than the target constant currency sales growth rate of 12.1%. No overachievement bonuses were earned in 2008.

The Compensation Committee determined Mr. MacMillan’s Bonus Plan target and goals and the independent directors approved them in February 2008. Mr. MacMillan’s actual payment was approved in February 2009 based on his accomplishments as measured under his individual Bonus Plan. The Compensation Committee reviewed and approved the bonus targets and actual payments for the other NEOs after receiving recommendations from the President and Chief Executive Officer at its meetings in February 2008 and 2009. The actual payments were based on the performance of the business areas for which each NEO was responsible as measured against the targets in his Bonus Plan.

For 2008, each NEO’s Bonus Plan, in addition to a target, required a threshold level of performance for each measure that had to be achieved before any bonus could begin to be earned for that measure. Bonus Plan payments could have been 0% or up to 20% above the target value, depending on performance results for the year. The individual NEO Bonus Plans are summarized later in this section under “2008 Bonus Plans.” In addition, under the Executive Bonus Plan, the Compensation Committee had the ability to authorize a higher bonus amount for an NEO than the amounts earned under his Bonus Plans but did not do so in any case in 2008.

Why We Chose Particular Performance Metrics and Goals

We generally established our goals with a focus on growth over actual prior year outcomes and our budget. Stryker uses sales, earnings, cash from operations and quality and compliance goals as the primary measures in the Bonus Plans for the following reasons:

•	These are the key measures that are aligned with the objectives of our strategic plan;

•	These metrics focus our NEOs on growth and profitability, which are key to our long-term success;

•	Company-level sales and earnings per share goals align with both our annual budget and the guidance we commit to shareholders for the year;

•	Quality and compliance are key accountabilities and requirements for a medical technology company;

•	The overachievement factor is based on overall Company sales because of our desire to focus our NEOs on driving the Company to the higher sales levels that are critical to Stryker’s long-term profitability. The overachievement bonus goal is a common element of each NEO’s Bonus Plan in order to foster teamwork toward achieving this important Company-wide goal; and

•	We believe these are the primary measures our investors monitor in evaluating our performance and making investment decisions regarding Stryker stock.

Historical Analysis of NEO Achievement of Bonus Plan Goals

The following information is useful to an understanding of the difficulty associated with achievement of the goals established for our NEOs (other than Mr. Hartman, who is excluded from this discussion because of his change in position) in the 2008 Bonus Plans:

•	A comparison of Stryker’s sales and earnings growth rates since 2003 to those of the other medical technology companies included in our compensation comparison group as identified on page 12 showed that Stryker outperformed the majority of those companies in each of the past five years. In light of this performance, the fact that we have not significantly overachieved our goals, as shown below, tells us that historically the sales and earnings goals we established were not low.

•	On average, over the past five years, Mr. MacMillan and Mr. Bergy achieved the goals and bonus payments under their Bonus Plans as follows:

			Average Bonus	Range of Bonus
	Average Goal	Range of Goal	Payment vs.	Payment vs.
Corporate Level Goals	Achievement (%)	Achievement (%)	Target (%)	Target (%)

Sales	101	99 to 104	43	0 to 80
Earnings	101	98 to 107	80	0 to 100
Cash from operations	110	102 to 114	95	75 to 100
Qualitative — Mr. MacMillan past five years	71	50 to 88	71	50 to 88
Qualitative — Mr. Bergy past four years	50	20 to 80	50	20 to 80

•	On average, for our Group level businesses, the NEOs achieved the goals and bonus payments under their bonus plans as indicated below. We aggregated average calculations across the Bonus Plans of Mr. Johnson, Mr. Kemler and Mr. Fox-Smith for their periods as NEOs — five years for Mr. Johnson and Mr. Kemler and four years for the Group President, International position that Mr. Fox-Smith assumed in 2008:

			Average Bonus	Range of Bonus
	Average Goal	Range of Goal	Payment vs.	Payment vs.
Group Level Goals	Achievement (%)	Achievement (%)	Target (%)	Target (%)

Sales	99	96 to 105	77	42 to 100
Operating income	99	88 to 118	75	0 to 100
Cash from operations	116	92 to 160	95	47 to 100
Qualitative	71	50 to 92	71	50 to 92

The qualitative goals reflected in these tables are subjectively evaluated. Bonus payment vs. target indicates bonus payments earned as a percentage of payment opportunity. The 2008 quality and compliance goals are not included because these goals were first used in the 2008 Bonus Plans. Earnings per share achievement history is identical to that of earnings from the Corporate Level Goals table above.

We believe the bonus plan goals, both Company-wide and for our business Groups, are difficult to achieve. We have consistently outperformed our competitors on key growth measures. During each of the past eight years, we delivered double-digit sales growth on a Company-wide basis, which is something few other Fortune 500 companies have accomplished. As discussed under “Overview” on page 9, in a year when we achieved constant currency sales growth of 10.5% and adjusted net earnings per share growth of 18%, actual bonus payments were significantly reduced for our NEOs as shown by the percentage of target bonus actually paid, which ranged from 47% to 56% for four of our NEOs and were 69% and 80% for the other two.

2008 Bonus Plans

The 2008 annual bonus objectives, weightings and goals for each NEO, other than the overachievement factor discussed on page 15, are shown in the tables on pages 17 to 20. The following information is relevant to an understanding of those tables:

•	Threshold is the performance required before any bonus begins accruing. Results at or below the threshold level result in a zero bonus payment for that performance measure. For example, for Mr. MacMillan and Mr. Bergy, the threshold of earnings per share in 2008 of $2.85 per share — an 18.8% increase over 2007 — was not met, so no bonus was earned on that measure. Results for all quantitative measures are prorated between threshold and target, as well as between target and maximum goal in the case of overachievement. Meeting the target goal equals 100% of bonus opportunity for the particular measure.

•	The tables express the goals for quantitative performance measures as a percentage change from 2007 actual results in order to show the degree of improvement required, relative to the prior year, to achieve Bonus Plan payment levels.

•	For performance measures that are qualitative in nature, the determination of performance requires subjective evaluations rather than quantifiable calculations of achievement to goal. These subjective performance evaluations are made by our President and Chief Executive Officer in the case of the other NEOs and by the Compensation Committee in the case of the President and Chief Executive Officer, after consideration is given to how the individual or business area has performed in this regard. We consider the threshold payment for qualitative measures to be zero percent.

•	The financial measures used to establish Bonus Plan goals and performance results were adjusted to exclude the effect of currency fluctuations, the restructuring charges recorded in 2008 as a result of the decisions to simplify the structure of the Company’s Japanese distribution business and to substantially reduce development efforts associated with Sightline product technologies acquired in 2006 and the intangible asset impairment charge recorded in 2007 to write off patents associated with intervertebral body fusion cage products. These adjustments were made in order to measure operating results and Bonus Plan performance on a consistent and comparable basis year to year.

•	Cash from operations is an internal performance measure that, at the corporate level, adjusts net cash provided by operating activities as reported in our Consolidated Financial Statements for the effect of purchases and sales of property, plant and equipment and the excess income tax benefit from the exercise of stock options.

•	An overachievement factor was in place in 2008 permitting a maximum bonus award at 20% above target. No overachievement bonuses were paid for 2008 as previously discussed on page 15.

•	For 2008, Stryker sales was the only bonus plan measure that could have exceeded 100% of target payout opportunity. All other bonus plan measures are capped at 100% of target payment opportunity.

Mr. MacMillan — President and Chief Executive Officer

	2008 Threshold			2008 Target
		Goal as	Potential		Goal as	Potential
		Percentage	Payment as		Percentage	Payment as
		Change	Percentage		Change	Percentage
		Over 2007	of Target		Over 2007	of Target
Measure	Goal	Actual	Bonus (%)	Goal	Actual	Bonus (%)

Earnings per share	$2.85	18.8%	0	$2.88	20.0%	40
Cash from operations	$939.9 mil.	6.4%	0	$1.0 bil.	13.2%	15
Sales	$6.593 bil.	10.0%	0	$6.727 bil.	12.1%	15
Workforce diversity	(1)	(1)	0	(1)	(1)	10
Quality objective	(2)	(2)	0	(2)	(2)	20

			0%			100%

(1)	Based on a qualitative assessment of progress toward improving diversity and inclusion throughout the Company’s workforce.

(2)	Qualitative assessments related to driving a Quality First culture throughout the Company and achieving compliance with applicable Food and Drug Administration (“FDA”) regulations.

Mr. Bergy — Vice President and Chief Financial Officer

	2008 Threshold			2008 Target
		Goal as	Potential		Goal as	Potential
		Percentage	Payment as		Percentage	Payment as
		Change	Percentage		Change	Percentage
		Over 2007	of Target		Over 2007	of Target
Measure	Goal	Actual	Bonus (%)	Goal	Actual	Bonus (%)

Earnings per share	$2.85	18.8%	0	$2.88	20.0%	40
Cash from operations	$939.9 mil.	6.4%	0	$1.0 bil.	13.2%	15
Sales	$6.593 bil.	10.0%	0	$6.727 bil.	12.1%	15
Quality/Compliance goal	(1)	(1)	0	(1)	(1)	20
Finance teams	(2)	(2)	0	(2)	(2)	10

			0%			100%

(1)	Qualitative assessment of achieving compliance with Foreign Corrupt Practices Act (“FCPA”) and other fraud and abuse laws that prohibit improper payments to healthcare or government officials.

(2)	Qualitative assessments related to enhancing the capabilities of the corporate finance function and building greater finance talent throughout the Company.

Mr. Hartman — Vice President, Finance

	2008 Threshold		2008 Target
	Goal as	Potential	Goal as	Potential
	Percentage	Payment as	Percentage	Payment as
	Change	Percentage	Change	Percentage of
	Over 2007	of Target	Over 2007	Target
Measure(1)	Actual	Bonus (%)	Actual	Bonus (%)

Operating income	0.0%	0	28.9%	35
Cash from operations	(5.9)%	0	10.6%	10
Sales	0.0%	0	17.7%	10
Quality/Compliance goal	(2)	0	(2)	25
Workforce diversity	(3)	0	(3)	10
Stryker earnings per share	18.8%	0	20.0%	10

		0%		100%

(1)	Unless indicated as “Stryker,” which are Company-wide goals, goals are specific to the Instruments Division that Mr. Hartman was President of until December 1, 2008.

(2)	Qualitative assessment of achieving compliance with FDA regulations as demonstrated by third-party compliance audits .

(3)	Based on a qualitative assessment of progress toward improving diversity and inclusion throughout the Instruments Division workforce.

Mr. Johnson — Vice President; Group President, MedSurg

	2008 Threshold		2008 Target
	Goal as	Potential	Goal as	Potential
	Percentage	Payment as	Percentage	Payment as
	Change	Percentage	Change	Percentage
	Over 2007	of Target	Over 2007	of Target
Measure(1)	Actual	Bonus (%)	Actual	Bonus (%)

Operating income	0.0%	0	31.4%	30
Cash from operations	0.0%	0	15.0%	10
Sales	0.0%	0	16.5%	10
Quality/Compliance goal	(2)	0	(2)	25
Workforce diversity	(3)	0	(3)	10
Stryker earnings per share	18.8%	0	20.0%	15

		0%		100%

(1)	Goals are specific to the MedSurg Group unless indicated as “Stryker,” which are Company-wide goals.

(2)	Qualitative assessment of achieving compliance with FDA regulations as demonstrated by third-party compliance audits and achieving compliance with FCPA and other fraud and abuse laws that prohibit improper payments to healthcare or government officials.

(3)	Based on a qualitative assessment of progress toward improving diversity and inclusion throughout the MedSurg Group workforce.

Mr. Kemler — Vice President; Group President, Biotech, Osteosynthesis and Development (“BOD”)

	2008 Threshold		2008 Target
	Goal as	Potential	Goal as	Potential
	Percentage	Payment as	Percentage	Payment as
	Change	Percentage	Change	Percentage
	Over 2007	of Target	Over 2007	of Target
Measure(1)	Actual	Bonus (%)	Actual	Bonus (%)

Operating loss(2)	23.1%	0	14.3%	30
Cash from operations(2)	92.1%	0	84.3%	10
Quality/Compliance goal	(3)	0	(3)	25
BOD specific goals	(4)	0	(4)	20
Stryker earnings per share	18.8%	0	20.0%	15

		0%		100%

(1)	Goals are specific to the BOD Group unless indicated as “Stryker,” which are Company-wide goals.

(2)	Operating loss means cash invested exceeded cash from operations. In 2007, the BOD Group operated at a loss and it was targeted to operate at a greater loss in 2008. The target goal represents a lesser operating loss than the threshold goal, despite the higher percentage value in the threshold column, which results from comparing a larger budgeted loss for 2008 to a lesser actual loss from 2007.

(3)	Qualitative assessment of achieving compliance with FDA regulations as demonstrated by third-party compliance audits.

(4)	Qualitative assessment of progress toward obtaining FDA approval for OP-1® and strengthening BOD capabilities and talent levels.

Mr. Fox-Smith — Group President, International

	2008 Threshold		2008 Target
	Goal as	Potential	Goal as	Potential
	Percentage	Payment as	Percentage	Payment as
	Change	Percentage	Change	Percentage
	Over 2007	of Target	Over 2007	of Target
Measure(1)	Actual	Bonus (%)	Actual	Bonus (%)

Operating income	0.0%	0	22.6%	30
Cash from operations	(14.7)%	0	0.4%	10
Sales	0.0%	0	15.8%	10
Quality/Compliance goal	(2)	0	(2)	25
Workforce diversity	(3)	0	(3)	10
Stryker earnings per share	18.8%	0	20.0%	15

		0%		100%

(1)	Goals are specific to the International Group unless indicated as “Stryker,” which are Company-wide goals.

(2)	Qualitative assessment of achieving compliance with FCPA and other fraud and abuse laws that prohibit improper payments to healthcare or government officials.

(3)	Based on a qualitative assessment of progress toward improving diversity and inclusion throughout the International Group workforce.

Long-term Incentive Compensation:  Stryker’s long-term incentive awards have historically been nonqualified stock options, the ultimate value of which is dependent on increases in our stock price. Stock options are granted to provide employees with a personal financial interest in Stryker’s long-term success, encourage retention through vesting provisions and enable us to compete for the services of employees in an extremely competitive market and industry. Objectives of the long-term incentive portion of our compensation package include:

•	Aligning the personal and financial interests of management and other employees with shareholder interests;

•	Balancing short-term decision-making with a focus on improving shareholder value over the long-term; and

•	Providing a means to attract, reward and retain a skilled management team.

Our awards of nonqualified stock options have ten-year terms and typically vest 20% per year over five years from the grant date, with grant prices equal to the closing price on the day before the grant date. Our plans prohibit repricing options without shareholder approval and do not include a “reload” feature, which means the recipient is only able to exercise the number of shares in the original stock option grant.

Management makes recommendations to the Compensation Committee about the stock option award levels and terms. Stock option awards for NEOs other than Mr. MacMillan were approved by the Compensation Committee after receiving recommendations from the President and Chief Executive Officer. Stock option award levels for the NEOs were determined after giving consideration to a number of factors, but the final number of options awarded was ultimately a subjective decision. While the Compensation Committee did not apply specific performance measures or weightings to determine the individual NEO stock option awards in 2008, factors considered included the level of responsibility and position within the Company, demonstrated performance over time, value to our future success, the level of retention value from prior awards, Company or Group performance in recent years and comparisons among positions internally. We also considered, in the aggregate for the Company, share availability under our equity plans, the financial expense of stock grants and potential shareholder dilution from awards. We monitor overhang — a measure of potential earnings dilution from stock options — as well as run rate — the rate at which stock option grants are being awarded from our equity plans — as additional inputs to our stock award decisions.

Mr. MacMillan received no stock option award in 2008 because of the special 1,000,000 share stock option award made to him in 2006 (see “President and Chief Executive Officer Compensation” beginning on page 24). The table below shows the 2008 stock option grants to each NEO.

		Compensation Cost
	Number of	Recognized for 2008
Name	Shares (#)	Grants ($)(1)

Stephen P. MacMillan	0	0
Dean H. Bergy	52,800	185,292
Curt R. Hartman	44,000	154,410
Stephen Si Johnson	73,150	256,707
James E. Kemler	66,000	231,615
Andrew G. Fox-Smith	55,000	193,013

(1)	Represents FASB Statement No. 123 (revised), Share-Based Payment (“FAS 123R”) compensation cost recognized by the Company for 2008 on stock option awards made in 2008. We calculated the stock option FAS 123R values throughout this Proxy Statement using the Black-Scholes option pricing model based on the assumptions discussed in the narrative following the 2008 Grants of Plan-Based Awards table on page 30.

Retirement Plans:  We offer a defined contribution 401(k) plan — the Stryker Corporation 401(k) Savings and Retirement Plan (“401(k) Plan”) — that is available to all eligible U.S. employees, as well as a nonqualified supplemental defined contribution plan — the Stryker Corporation Supplemental Savings and Retirement Plan (“Supplemental Plan”) — in which certain employees, including the NEOs other than Mr. Fox-Smith, may participate. The purpose of these Plans is to assist our employees and executives with retirement income savings and increase the attractiveness of employment at Stryker. The Supplemental Plan is designed to provide a consistent level of benefit as a percentage of current compensation by restoring benefits that would otherwise be limited due to the covered compensation limits under the tax-qualified 401(k) Plan. The amounts of the Company’s matching contribution to the accounts of each NEO are determined by the NEO’s Plan eligible compensation and individual contribution rate. The Company has historically made a discretionary contribution in March of each year equal to 7% of the prior year’s eligible compensation for all employees eligible under the Plans, including the NEOs. The amounts contributed for 2008 on behalf of each NEO and his account balance under the Supplemental Plan, along with a description of the Plans, are provided in the 2008 Nonqualified Deferred Compensation table and narrative following the table (see page 34).

Mr. Fox-Smith does not participate in the 401(k) and Supplemental Plans because he is not an eligible U.S. employee. The Company makes payments on behalf of Mr. Fox-Smith to the government pension program — the Provident Fund — in Hong Kong, as mandated by law, as well as discretionary company contributions to the Provident Fund. Contributions to the Provident Fund are also made for other Hong Kong-based employees on a similar basis. We have defined benefit programs for some employees in certain international locations; however, no NEO participates in any defined benefit plan sponsored by Stryker.

Health and Welfare Benefits Plans:  We provide benefits, such as medical, prescription, dental, vision, life insurance and disability coverage, to each NEO under the same benefits plans that we offer to all our eligible U.S.-based employees, or in the case of Mr. Fox-Smith, to our Hong Kong-based employees. The benefits plans are part of our overall total compensation offering and provide appropriate health care coverage and security for our employees and their families at costs affordable to the Company. The Company does not pay for any form of post-retirement healthcare benefits for any employee.

Perquisites:  We provide limited perquisites and personal benefits based on considerations unique to each NEO position. We believe our perquisites practices are conservative. In 2008, executive physicals were requested by the Company for all NEOs to help monitor their health and wellness and any personal health risks associated with our investment in these individuals. In 2008, we paid the costs (examination, travel and personal income tax impact) associated with these examinations. We paid country club fees for Mr. MacMillan at the Kalamazoo Country Club. We provided Mr. Fox-Smith a company-leased automobile including tolls, parking and fuel, business and social club memberships, certain basic housing, utilities and tax allowances, equalization education allowances for his children, payment of the travel expenses associated with home leave and payment of personal income tax liabilities incurred as a result of several perquisites and benefits. We also provided Mr. Fox-Smith with supplemental life insurance coverage for which we pay the premiums. Each of our NEOs participated in a business planning meeting in 2008 and the spouses of Mr. MacMillan, Mr. Johnson and Mr. Fox-Smith accompanied them. We have determined under SEC disclosure rules that a personal benefit should be attributed for certain meeting expenses, including the full incremental costs for their spouses to attend. The values of the above perquisites and other personal benefits are included in the All Other Compensation column of the Summary Compensation Table (see page 28) for 2008. We provide these perquisites for varying reasons. Mr. MacMillan’s club membership is consistent with business requirements of the President and Chief Executive Officer role. The benefits and perquisites provided to Mr. Fox-Smith are in accordance with our understanding of customary practice for executive level expatriates in the Hong Kong market.

Impact of Decisions Regarding One Compensation Element on Decisions About Other Compensation Elements

Our practice is to review each NEO’s compensation elements individually and monitor the total of the various elements. We consider each element and the total against our compensation objectives. Decisions related to one compensation element (e.g., bonus payment earned) generally do not materially affect decisions regarding any other element (e.g., stock option grants) because the objectives of each element differ. For example, we intend bonus payments to reward short-term performance for achievement of annual Bonus Plan goals, while we make decisions related to stock option grants to align recipients with the Company’s long-term performance and enhance our retention hold on recipients.

Our 401(k) and Supplemental Plans do not carry potential future liabilities to the Company. Guaranteed payment requirements, typically associated with a defined benefit pension plan, are not part of the Plans covering our NEOs. Accordingly, decisions about our savings and retirement plans do not typically impact decisions related to salary or bonus decisions and vice versa. Decisions about other compensation elements are not specifically factored into decisions related to our severance arrangements and termination agreements.

Positions at higher levels at Stryker generally have a greater emphasis on variable pay elements of bonus and stock options, although no specific formula, schedule or structure is currently applied in establishing the percentage of total compensation delivered through each compensation element.

Management’s Role in Determining Executive Compensation

The Compensation Committee makes all final decisions regarding NEO compensation, with the exception of the President and Chief Executive Officer, whose compensation is subject to final approval by the independent members of the Board of Directors. The President and Chief Executive Officer’s role in determining executive compensation is to make recommendations on compensation decisions for those other than himself after reviewing information provided by management staff. This management staff consists of our Vice President, Human Resources, and other members of that department and our Vice President and Secretary. During 2008, their role in determining executive and non-employee director compensation included:

•	Developing, summarizing and presenting information and analyses to enable the Compensation Committee to execute its responsibilities, as well as addressing specific requests for information by the Committee;

•	Attending the Compensation Committee’s meetings as requested in order to provide information, respond to questions and otherwise assist the Committee;

•	Developing individual NEO Bonus Plans for consideration by the Compensation Committee and reporting to the Committee regarding achievement against the Bonus Plans;

•	Providing market benchmark compensation information for the comparison group approved by the Committee; and

•	Preparing stock option award recommendations for the Committee’s approval.

Executive and Non-Employee Director Stock Ownership Guidelines

Encouraging long-term ownership of Stryker stock among our management is an important aspect of our executive compensation policies and practices. This reflects our conviction that all senior executives should have meaningful actual share ownership positions in the Company in order to reinforce the alignment of the interests of management and our shareholders. Stryker has a stock ownership guideline policy in place for all non-employee directors and corporate officers, including the NEOs, and operating division presidents and vice presidents. The Compensation Committee periodically reviews the guideline requirements to ensure they continue to be appropriate. The Compensation Committee receives an annual update from management on the progress toward the ownership goals. The guidelines include a requirement that 25% of the net shares from option exercises not be sold until the participant exceeds the applicable ownership guideline. Executives and non-employee directors in compliance with the ownership guidelines may generally exercise and sell shares, once vested, as long as they continue to meet the ownership guidelines. The provisions of Mr. MacMillan’s 2006 stock option grant require that at least 5,000 options be exercised within a year of each of the first eight anniversaries of the grant or any portion of the 5,000 options that has not been exercised will expire. Any of the minimum 5,000 shares that are acquired, net of any shares withheld for payment of income taxes, must be held as long as he is President and Chief Executive Officer. Mr. MacMillan exercised the minimum 5,000 options that became available in 2007 but forfeited 5,000 options that became available in 2008 because the market price was below the exercise price. He must also continue to hold for at least one year at least 25% of any shares he acquires upon exercise in excess of the annual 5,000 share minimum.

Our stock ownership requirements are:

	Market Value of	Expected Time
Position	Stock Owned	Period to Comply

Non-Employee Directors	5 times annual retainer	5 years
President and Chief Executive Officer	5 times salary	3 years
Corporate Officers	3 times salary	5 years

Stock owned includes shares owned outright, including 401(k) Plan shares, but does not include stock options. As of the Company’s last annual measurement date of September 30, 2008, all of our non-employee directors and all of the NEOs were at or above the applicable stock ownership guideline requirement.

Our NEOs are prohibited from hedging any economic risk that may be associated with their ownership in Stryker stock. Our Insider Trading Policy prohibits the use of derivative securities (e.g., put or call options) or short sales or “selling short against the box” (short selling securities that a person already owns).

Employment Agreements and Severance Policy

We generally do not provide employment agreements, with the exception of unique circumstances or if such agreements are customary in foreign countries. For part of 2008, we had an employment agreement with Mr. MacMillan that was entered into in connection with his employment in June 2003 in order to provide security to Mr. MacMillan and his family during his initial employment term in recognition of his accepting employment with the Company instead of other opportunities that were available to him. The agreement expired by its terms on May 31, 2008, following the Company’s determination that an agreement was no longer needed. The compensation elements for Mr. Fox-Smith as an expatriate are set forth in memorandum agreements with him. These compensation elements are described throughout the Executive Compensation section of this Proxy Statement. Under the terms of his employment, Mr. Fox-Smith is generally entitled to six months notice of termination and continued payment of remuneration and contractual benefits during that period.

As previously reported, Mr. Johnson relinquished the position of Vice President, Group President, MedSurg on January 1, 2009. On December 2, 2008, the Compensation Committee approved an Executive Management Agreement with Mr. Johnson pursuant to which he agreed to continue to serve as Advisor to the President and Chief Executive Officer of the Company through December 31, 2009, or, if the Company so elects, through December 31, 2010. He will receive an annual salary of $400,000 for 2009 in such capacity, which will be reduced to $200,000 for 2010 if the Company elects to extend his advisory role. Mr. Johnson will continue to be entitled to benefits under the Company’s health, disability and life insurance programs and to participate in the Company’s defined contribution plans — the 401(k) Plan and Supplemental Plan — but will not be eligible prospectively to receive any bonus or additional stock option grants.

Also as previously reported, Mr. Bergy will cease to be the Company’s Vice President and Chief Financial Officer on March 31, 2009. On December 2, 2008, the Compensation Committee approved an Executive Management Agreement with Mr. Bergy pursuant to which he will continue to serve as Advisor to the Company’s new Vice President and Chief Financial Officer for the period from April 1, 2009, through March 31, 2011 and will receive an annual salary of $450,000 in such capacity. Mr. Bergy will continue to be entitled to benefits under the Company’s health, disability and life insurance programs and to participate in the Company’s defined contribution plans — the 401(k) Plan and Supplemental Plan — but will not be eligible prospectively to receive any bonus or additional stock option grants.

We have no other severance agreements in place with any current NEOs. In the United States, we maintain a discretionary severance policy for all eligible employees, which could potentially include the NEOs. This discretionary policy generally provides for two weeks of salary for each year of service up to a maximum payment of one year’s salary for eligible employees. Our discretionary severance policy permits us to modify the payment amount, including increasing the amount, if circumstances warrant. In addition, we may elect to pay severance to NEOs outside the terms of the policy. In prior years, certain former NEOs with long and successful careers with us expressed their desire to remain employed in roles with meaningful, yet reduced, responsibilities. These requests were considered and agreed to by the President and Chief Executive Officer and in each instance the employee’s compensation was reduced when the change in role occurred. We may choose to approve similar work arrangements with other NEOs in the future or make other arrangements.

President and Chief Executive Officer Compensation

Role of Benchmarking in Determining President and Chief Executive Officer Compensation:  Each year, for purposes of its review of Mr. MacMillan’s compensation, we provide the Compensation Committee with market information on chief executive officer compensation levels at a comparison group of medical technology companies. The 2008 compensation elements discussed in this Proxy Statement were determined in early 2008 using market data developed and presented to the Compensation Committee in late 2007. Identification of a comparison subgroup of the comparison group companies in our benchmarking study that was used for chief executive officer comparisons and our basis for determining that subgroup are discussed under “The Role of Benchmarking in our Executive Compensation Decisions” beginning on page 11.

The Compensation Committee observed that elements of Mr. MacMillan’s compensation package were below the median market levels of the comparison group. The Compensation Committee considered reasonableness and competitiveness based on the market compensation information when making decisions regarding Mr. MacMillan’s 2008 compensation. Although the market benchmarking data was a consideration, the Compensation Committee exercised subjective judgment, factoring in Stryker’s compensation objectives and overall corporate performance and accomplishment of our strategic goals, when making decisions related to Mr. MacMillan’s 2008 compensation.

Base Salary:  Mr. MacMillan’s salary was increased to $1,200,000 in 2008. When making the decision to increase his salary the Compensation Committee and independent directors considered the level of Company performance in 2007, the review of compensation levels of chief executive officer positions among the medical technology comparison group, his historical base salary increases and Mr. MacMillan’s time and proficiency in the job. The following key 2007 performance outcomes, among others, were considered in making the 2008 adjustment:

•	Outstanding financial and operational performance in 2007, both on an absolute basis and in comparison to our principle competitors — seven of eight key product groups achieved double-digit sales growth, Company-wide constant currency sales grew 14% and adjusted earnings grew 20%;

•	Resolution of a Department of Justice investigation of our Orthopaedics business; and

•	Successful divestiture of Physiotherapy Associates during 2007.

Annual Bonus:  Mr. MacMillan’s achievement against the performance goals of his 2008 Bonus Plan resulted in a payment of $617,280 (51% of 2008 target and 44% lower than his actual bonus payment for 2007). The 2008 Bonus Plan performance measures and goals and achievement outcomes are discussed under “Compensation Elements — Annual Bonus” beginning on page 14.

Long-term Incentive Compensation:  Mr. MacMillan was not granted stock options in 2008 due to a special 1,000,000 share option grant made to him in 2006. The Board of Directors indicated at the time of the special grant that the special award would be in lieu of other stock-based awards that might otherwise be made to Mr. MacMillan until February 2011. As discussed on page 26 in the section “2009 Compensation Decisions,” Mr. MacMillan was granted a stock option in February 2009 to purchase 150,000 shares of the Company’s Common Stock at an exercise price of $42.00 per share.

On May 30, 2008, 20,000 shares of restricted stock previously awarded to Mr. MacMillan vested. The closing stock price on the vesting date was $64.55. These restricted shares are part of Mr. MacMillan’s 2003 grant of 100,000 restricted shares in connection with his acceptance of employment at Stryker. Mr. MacMillan received a dividend payment on the remaining 20,000 shares of the then unvested restricted stock in January of 2008 in the amount of $6,600. The restricted stock awarded to Mr. MacMillan in 2003 was fully vested as of May 30, 2008.

Other Compensation:  Mr. MacMillan also received other compensation elements — i.e., contributions to the 401(k) and Supplemental Plans and several perquisites — that were discussed under “Compensation Elements — Retirement Plans” and “Compensation Elements — Perquisites” on page 21 and are quantified in the Summary Compensation Table and supporting tables commencing on page 28.

Employment Agreement:  We had entered into a five-year employment agreement with Mr. MacMillan in connection with his employment as our President and Chief Operating Officer in June 2003. The agreement expired by its terms on May 31, 2008, at which time Mr. MacMillan became an at-will employee as is the case generally for our employees.

Company Tax and Accounting Issues

In general, consideration is given to the tax and accounting treatment of our compensation plans at the time of developing the plans, when making changes to plans, in light of any regulatory changes or when making specific compensation decisions related to individual elements. The considered accounting treatments include any that may apply to amounts awarded or paid to our NEOs. The tax considerations include Sections 409A and 162(m) of the Internal Revenue Code (the “Code”).

Deductibility of Executive Compensation:  In evaluating the compensation programs covering our NEOs and making decisions related to payments, the Compensation Committee considers the potential impact on the Company of Section 162(m) of the Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to NEOs, excluding “performance-based compensation” meeting certain requirements. The Compensation Committee generally intends to maximize deductibility of compensation under Section 162(m) of the Code to the extent consistent with our overall compensation program objectives, while also maintaining maximum flexibility in the design of our compensation programs and in making appropriate payments to executives. The Compensation Committee may, however, choose to authorize compensation that does not meet the requirements of Section 162(m) if it determines such payments are appropriate.

Our individual NEO Bonus Plans, as summarized on pages 17 to 20, are operated within the structure of the Executive Bonus Plan which was approved by our shareholders in 2007 and is designed to meet the requirements of Section 162(m) of the Code. Our stock option grants, which are granted pursuant to our shareholder approved equity compensation plans, are also designed to meet the requirements of Section 162(m) so as to preserve our deduction for compensation resulting from NEO stock option exercises.

Share-Based Compensation:  We account for compensation expense from our stock option grants under the provisions of FAS 123R that requires companies to measure the cost of employee stock options based on the grant-date fair value and recognize that cost over the period during which a recipient is required to provide services in exchange for the options, typically the vesting period. We adopted the provisions of FAS 123R on January 1, 2006, using the modified-retrospective transition method. We consider the Company’s compensation expense when determining and making stock option or stock awards.

2009 Compensation Decisions

The 2009 compensation decisions for our 2008 NEOs, which will be more fully discussed in the Proxy Statement for our 2010 Annual Meeting, are as follows:

•	Mr. MacMillan voluntarily requested that his 2009 compensation not be increased from 2008 levels in light of the challenging business environment. The Compensation Committee and independent directors approved Mr. MacMillan’s request to forego any salary or target bonus opportunity adjustment in 2009. On February 10, 2009, at the same time that grants of stock options were made to a number of officers and other key employees, the Compensation Committee recommended, and the Board of Directors approved, the grant to Mr. MacMillan of a stock option to purchase 150,000 shares of the Company’s Common Stock at an exercise price of $42.00 per share (the closing price as reported by the NYSE Composite Transactions on February 9, 2009). Mr. MacMillan had received a special award of options to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price of $46.85 on February 7, 2006 that was intended to act as a significant long-term retention tool early in his tenure as the Company’s Chief Executive Officer. At the time that award was made, the Board of Directors indicated that its intention was that the special award would be in lieu of stock-based awards that might otherwise be made to Mr. MacMillan until February 2011. As a result of the decline in the Company’s stock price in late 2008, due in large part to factors external to the Company, the directors concluded that the retention value of the special award has been substantially diminished and that the 150,000 shares grant made on February 10, 2009 was appropriate in the circumstances. The option has a ten-year term, vests as to 30,000 shares on each of the first five anniversaries of the date of grant and is subject to the other terms and conditions generally applicable to options granted to other officers and key employees.

•	Mr. Bergy’s compensation will be adjusted on April 1, 2009 under the terms of his Executive Management Agreement pursuant to which he will continue to serve as Advisor to the Chief Financial Officer for the period from April 1, 2009 through March 31, 2011. He will receive an annual salary of $450,000 in such capacity but will not be eligible prospectively to receive any bonus or additional stock option grants.

•	Mr. Hartman’s compensation was increased on December 1, 2008, retroactive to September 1, 2008, to a salary of $410,000 and target bonus opportunity of $250,000 to reflect his promotion to Vice President, Finance as well as his long-term performance at our Instruments Division. On February 10, 2009, a stock option to purchase 85,000 shares of Common Stock at an exercise price of $42.00 per share was granted to Mr. Hartman. See the discussion below regarding restricted stock units granted to Mr. Hartman.

•	Mr. Johnson’s compensation was decreased on January 1, 2009 pursuant to his Executive Management Agreement under which he agreed to continue to serve as Advisor to the President and Chief Executive Officer of the Company through December 31, 2009. He will receive an annual salary of $400,000 for 2009 in such capacity but will not be eligible prospectively to receive any bonus or additional stock option grants.

•	Mr. Kemler’s compensation was decreased effective March 1, 2009 due to the 2008 performance of the businesses for which he is responsible and the fact that, as a part of an overall management realignment, he no longer oversees our Spine business. His new salary is $400,000 and his 2009 target bonus opportunity is $250,000.

•	Mr. Fox-Smith was promoted to the position of Group President, International, effective December 1, 2008. Mr. Fox-Smith’s salary and target bonus opportunity for 2009 are $420,000 and $300,000, respectively, reflecting his assumption of greater responsibilities within a larger role. Mr. Fox-Smith has voluntarily requested that his 2009 compensation adjustment become effective July 1, 2009 to help manage the 2009 expenses of the businesses for which he is responsible. On February 10, 2009, a stock option to purchase 92,500 shares of Common Stock at an exercise price of $42.00 per share was granted to Mr. Fox-Smith. See the discussion below regarding restricted stock units granted to Mr. Fox-Smith.

On February 10, 2009, the Compensation Committee awarded an aggregate of 99,000 restricted stock units to nine members of senior management, including 15,000 restricted stock units to each of Mr. Hartman and Mr. Fox-Smith. The restricted stock units awards are intended to create retention among our key senior management team in light of severely deteriorated retention value from prior years’ stock option awards created by the decline in the Company’s stock price in late 2008, which is largely attributable to factors external to the Company. Each restricted stock unit represents a contingent right to receive one share of Common Stock of the Company. Settlement of the restricted stock units will be made in shares of the Company’s Common Stock upon vesting, which will occur generally as to 16.67% of the shares on February 10, 2010, 33.33% of the shares on February 10, 2011 and the remaining 50% of the shares on February 10, 2012. Under the terms of the restricted stock units, vesting will be accelerated in the event of termination of employment by reason of disability or death but will otherwise cease upon termination of employment or a significant decrease of the recipient’s role and/or responsibilities with the Company. The restricted stock units do not include dividend equivalent rights.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, on the basis of such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Howard E. Cox, Jr., Chair
William U. Parfet
Ronda E. Stryker

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all compensation awarded to, earned by or paid to the Company’s NEOs during each of the last three fiscal years or such shorter period that they were an NEO. The additional tables that follow the Summary Compensation Table are intended to be supporting presentations to the Summary Compensation Table. Most compensation elements in the supporting tables are aggregated and included in the Summary Compensation Table. You should refer to “Compensation Discussion and Analysis” beginning on page 9 to help you understand the compensation practices and programs resulting in the compensation elements described in these tables. A narrative description of the material factors necessary to understand the information in the Summary Compensation Table is provided following the table.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
				Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)	($)	($)	($)	($)

Stephen P. MacMillan	2008	$1,200,000	0	280,583	3,503,941	617,280	300,779	5,902,583
President and Chief	2007	950,000	0	673,400	3,633,056	1,098,300	233,109	6,587,865
Executive Officer	2006	900,000	0	673,400	3,416,500	877,500	207,048	6,074,448

Dean H. Bergy	2008	450,000	0	0	1,050,270	149,344	96,344	1,745,958
Vice President and	2007	400,000	0	0	893,210	356,422	94,465	1,744,097
Chief Financial Officer	2006	355,000	0	0	763,435	312,000	83,437	1,513,872

Curt R. Hartman	2008	360,667	0	0	927,095	131,984	63,172	1,482,918
Vice President, Finance

Stephen Si Johnson	2008	545,000	0	0	1,559,391	369,471	142,575	2,616,437
Vice President; Group	2007	526,250	0	0	1,389,387	527,723	117,343	2,560,703
President, MedSurg	2006	498,750	107,960	0	1,380,243	287,040	114,848	2,388,841

James E. Kemler	2008	460,000	0		1,425,225	215,438	111,734	2,212,397
Vice President; Group	2007	446,667	0	0	1,260,713	389,721	93,243	2,190,344
President, BOD	2006	423,333	32,235	0	1,175,122	287,765	76,817	1,995,272

Andrew G. Fox-Smith	2008	400,738	0	0	901,398	125,500	361,138	1,788,774
Group President, International(1)

(1)	USD amounts in this Proxy Statement with respect to Mr. Fox-Smith have been calculated using an exchange rate of one USD equaling 7.7867 HKD, the average of the 2008 monthly average exchange rates.

Salary.  The Salary column represents the base salary paid to the NEO during the reported year. This column includes the portion of payments deferred into our 401(k) and Supplemental Plans.

Bonus.  The Bonus column indicates discretionary cash payments made in 2006 to certain NEOs in addition to the formulaic outcomes of their 2006 Bonus Plan that are shown in the Non-Equity Incentive Plan Compensation column. There were no discretionary cash payments in 2007 or 2008. Bonuses are paid in February of the year following the performance year.

Stock Awards.  The Stock Awards column represents the dollar amount of share-based compensation expense recognized in the reported year for restricted stock granted to Mr. MacMillan in 2003. The amount represents the compensation cost recognized for the portion of the 2003 grant vesting in the reported year (20,000 shares) at the stock price on the date the award was made ($33.67). The compensation cost recognized in 2008 reflects that the 20,000 shares of restricted stock vested on May 31, 2008. None of the other NEOs received restricted stock prior to the 2009 award discussed on page 27 under “Compensation Discussion and Analysis — 2009 Compensation Decisions.”

Option Awards.  The Option Awards column represents the dollar amount of share-based compensation expense recognized in the reported year for stock option awards granted to each of the NEOs for financial statement cost recognition purposes in accordance with FAS 123R values using the Black-Scholes option pricing model assumptions that are discussed in the narrative following the 2008 Grants of Plan-Based Awards table on page 30. The following table sets forth the compensation cost recognized for 2008 awards or the portion of awards vesting in 2008 from prior grants as shown in the Stock Awards and Option Awards columns for Mr. MacMillan and the Options Awards column for the other NEOs.

	2008	2007	2006	2005	2004	2003
Name	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Total ($)

Stephen P. MacMillan
— Option Awards	0	0	2,165,556	523,500	336,400	478,485	3,503,941
— Stock Award	—	—	—	—	—	280,583	280,583
Dean H. Bergy	185,292	240,900	181,940	174,500	148,016	119,621	1,050,270
Curt R. Hartman	154,410	197,000	165,900	153,560	141,288	114,836	927,095
Stephen Si Johnson	256,707	332,880	281,180	261,750	235,480	191,394	1,559,391
James E. Kemler	231,615	315,360	264,640	244,300	201,840	167,470	1,425,225
Andrew G. Fox-Smith	193,013	192,720	159,264	139,600	121,104	95,697	901,398

Non-Equity Incentive Plan Compensation.  The Non-Equity Incentive Plan Compensation column reflects the Bonus Plan payment earned by the NEOs during the reported year and paid in February of the following year. This column includes amounts that the NEOs deferred into the 401(k) and Supplemental Plans.

All Other Compensation.  The All Other Compensation column includes the following items in 2008:

•	Stryker 401(k) Plan and Supplemental Plan matching contributions and discretionary contributions made in March 2009 on account of the 2008 Plan year, in amounts of $252,813, $88,706, $55,839, $118,000 and $93,469 for Mr. MacMillan, Mr. Bergy, Mr. Hartman, Mr. Johnson and Mr. Kemler, respectively;

•	Mr. MacMillan received $6,600 in dividends on unvested restricted stock and the Company paid certain country club fees. In 2008, Mr. MacMillan’s spouse or family members accompanied him on two business trips using Company aircraft. There were no aggregate incremental costs to the Company associated with one or more family members accompanying Mr. MacMillan on these flights; however, the amount required to be included in his income for tax purposes has been included in All Other Compensation. In addition, Mr. MacMillan traveled to a physical exam on the Company aircraft. The aggregate incremental cost of that personal use of our corporate aircraft is included in All Other Compensation. The incremental cost is based on the average variable operating cost, which includes the cost of fuel, aircraft maintenance, engine reserves, crew travel, landing fees, ramp fees and other miscellaneous variable costs. Because our corporate aircraft is used primarily for business travel, we excluded from this calculation pilot salaries, insurance, depreciation and other fixed costs that do not change based on usage. The benefit to Mr. MacMillan associated with personal use of Company aircraft is imputed as income at Standard Industry Fare Level rates, and these amounts are used to calculate the tax gross-up provided on the benefit;

•	Perquisites and other personal benefits, including gross-up payments for personal income taxes associated with certain perquisites, are also included in All Other Compensation. In 2008, the Company requested and paid for annual physical examinations for Mr. MacMillan, Mr. Johnson and Mr. Kemler. In addition, all NEOs incurred certain expenses related to an off-site business planning meeting. The spouses of Mr. MacMillan, Mr. Johnson, and Mr. Fox-Smith accompanied them on the trip. We have determined that certain of the expenses for that meeting, including the full incremental costs for their spouses, constituted a personal benefit to the participating NEOs; and

•	In Mr. Fox-Smith’s case, the additional perquisites and personal benefits included in All Other Compensation consist of supplemental life and disability insurance premiums ($1,740), company-leased automobile ($29,897) plus tolls, parking and fuel, business and social club memberships, certain basic housing allowances — rent, fees, and utilities ($185,165), medical insurance coverage, equalization of reasonable education allowances for his children, payment of the travel expenses associated with home leave, payment of travel expenses for Mr. Fox-Smith and his spouse to a company sales award meeting, payment of certain expenses for Mr. Fox-Smith and his spouse to the previously mentioned business planning meeting ($36,985) and payments to the Hong Kong government pension programs ($48,001).

The total amounts paid by the Company in 2008 on behalf of the NEOs for perquisites and personal benefits described but not quantified above are identified in the table below. These amounts are included in the All Other Compensation column.

	Stephen P.	Dean H.	Curt R.	Stephen Si	James E.	Andrew G.
	MacMillan ($)	Bergy ($)	Hartman ($)	Johnson ($)	Kemler ($)	Fox-Smith ($)

All tax gross-ups	3,890	0	0	5,069	3,794	0
Perquisites/personal benefits	37,477	7,637	7,333	19,508	14,470	59,350

Primary Compensation Elements.  The following table indicates the percentages of our three primary compensation elements of salary, actual bonus and stock options in relation to their total:

		Variable, Performance-based Pay
			Stock Option Grant-
		Annual	Date Value using
Name	Salary (%)	Bonus (%)	Black-Scholes (%)(1)

Stephen P. MacMillan	21	11	68
Dean H. Bergy	27	9	64
Curt R. Hartman	26	10	64
Stephen Si Johnson	23	16	61
James E. Kemler	23	11	66
Andrew G. Fox-Smith	27	8	65

(1)	Uses grant-date fair value based on FAS 123R for 2008 stock option grants. See “2008 Grants of Plan-Based Awards” below for a discussion of the Black-Scholes model assumptions. For purposes of this table, the calculation does not attribute the compensation cost to the requisite vesting period. Because Mr. MacMillan did not receive a 2008 grant, his option value is valued using one-fifth of the grant-date fair value of the special award granted to him in 2006, which was stated to be in lieu of further stock awards until February 2011. We believe use of one-fifth of the 2006 compensation cost best represents Mr. MacMillan’s compensation mix for purposes of this table and presents the award on a comparable basis to that of the other NEOs whose 2008 awards are shown on an annual grant basis.

2008 Grants of Plan-Based Awards

The table below sets forth additional information regarding the range of annual Bonus Plan payout potential for 2008 and the option awards granted to the NEOs in 2008 that are disclosed in the Summary Compensation Table.

					All Other
					Option		Closing
		Estimated Possible Payouts Under			Awards:	Exercise or	Market
		Non-			Number of	Base Price of	Price on	Grant-Date Fair
		Equity Incentive Plan Awards			Securities	Option	Date of	Value of Stock
	Grant	Threshold	Target	Maximum	Underlying	Awards	Grant	and Option
Name	Date(1)	($)	($)	($)	Options (#)	($/Sh)	($/Sh)	Awards ($)

Stephen P. MacMillan	N/A	360,000	1,200,000	1,440,000	0	—	—	0
Dean H. Bergy	2-12-08	96,000	320,000	384,000	52,800	$67.80	$69.08	1,050,192
Curt R. Hartman	2-12-08	5,495	165,000	198,000	44,000	$67.80	$69.08	875,160
Stephen Si Johnson	2-12-08	26,750	535,000	642,000	73,150	$67.80	$69.08	1,454,954
James E. Kemler	2-12-08	70,204	383,000	459,600	66,000	$67.80	$69.08	1,312,740
Andrew G. Fox-Smith	2-12-08	125,000	250,000	300,000	55,000	$67.80	$69.08	1,093,950

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.  Amounts in these columns represent the possible range, threshold to target to maximum, of cash payments possible under the 2008 Bonus Plans for the

NEOs. Bonus payments are zero if performance is below threshold. The Summary Compensation Table shows the actual non-equity incentive plan payments received for 2008.

All Other Option Awards: Number of Securities, Exercise or Base Price of Option Awards and Closing Market Price on the Date of Grant.  Awards are shown in number of shares. The exercise or base price of all option awards is the closing market price of Stryker Common Stock on the day before the grant date in accordance with the terms of our option plans.

Grant Date Fair Value of Stock and Option Awards.  This column represents the grant date fair value of each stock option granted in 2008, computed in accordance with FAS 123R before allocating the expense to each vesting period. Options have a 10-year term and generally become exercisable as to 20% of the shares on each of the first five anniversary dates of the date of grant.

The stock option FAS 123R values throughout this Proxy Statement have been calculated using the Black-Scholes option pricing model and the assumptions in the following table:

			2006
Black-Scholes Model			Mr.	Other
Assumptions(1)	2008	2007	MacMillan(2)	NEOs	2005	2004	2003

Risk-free interest rate	3.18%	4.81%	4.59%	4.54%	2.87%	1.94%	2.27%
Expected dividend yield	0.49%	0.45%	0.23%	0.23%	0.19%	0.19%	0.18%
Expected stock price volatility	22.7%	24.2%	24.8%	24.8%	30.7%	34.3%	35.8%
Expected option life	6.7 years	6.7 years	8.7 years	6.5 years	6.5 years	6.5 years	6.5 years

(1)	The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

(2)	The Black-Scholes assumptions for Mr. MacMillan’s special option grant in 2006 differ due to the longer vesting period.

Outstanding Equity Awards at 2008 Fiscal Year-End

This table sets forth information as to unexercised options held by the NEOs at December 31, 2008.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying	Option
	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Price	Expiration
Name	Exercisable	Unexercisable(1)	($)	Date

Stephen P. MacMillan	200,000	0	38.83	10-13-13
	80,000	20,000	45.21	3-04-14
	90,000	60,000	48.27	4-21-15
	195,000	800,000	46.85	2-06-16
Dean H. Bergy	25,000	0	16.21	4-13-10
	30,000	0	23.30	9-19-11
	34,000	0	26.40	4-28-12
	50,000	0	38.83	10-13-13
	35,200	8,800	45.21	3-04-14
	30,000	20,000	48.27	4-21-15
	22,000	33,000	46.85	2-06-16
	11,000	44,000	62.65	2-13-17
	0	52,800	67.80	2-11-18
Curt R. Hartman	10,000	0	23.30	9-19-11
	40,000	0	26.40	4-28-12
	48,000	0	38.83	10-13-13
	33,600	8,400	45.21	3-04-14
	26,400	17,600	48.27	4-21-15
	20,000	30,000	46.85	2-06-16
	9,000	36,000	62.65	2-13-17
	0	44,000	67.80	2-11-18
Stephen Si Johnson	200,000	0	16.21	4-13-10
	100,000	0	23.30	9-19-11
	100,000	0	26.40	4-28-12
	80,000	0	38.83	10-13-13
	56,000	14,000	45.21	3-04-14
	45,000	30,000	48.27	4-21-15
	34,000	51,000	46.85	2-06-16
	15,200	60,800	62.65	2-13-17
	0	73,150	67.80	2-11-18
James E. Kemler	45,000	0	16.21	4-13-10
	60,000	0	23.30	9-19-11
	80,000	0	26.40	4-28-12
	70,000	0	38.83	10-13-13
	48,000	12,000	45.21	3-04-14
	42,000	28,000	48.27	4-21-15
	32,000	48,000	46.85	2-06-16
	14,400	57,600	62.65	2-13-17
	0	66,000	67.80	2-11-18
Andrew G. Fox-Smith	40,000	0	26.40	4-28-12
	40,000	0	38.83	10-13-13
	28,800	7,200	45.21	3-04-14
	24,000	16,000	48.27	4-21-15
	19,200	28,800	46.85	2-06-16
	8,800	35,200	62.65	2-13-17
	0	55,000	67.80	2-11-18

(1)	All vesting schedules for past stock option awards are 20% of the shares on each of the first five anniversary dates of the date of grant, except for Mr. MacMillan’s 2006 grant, which vests and becomes exercisable in eight equal annual installments of 100,000 shares beginning on February 7, 2007, with the balance vesting on February 7, 2015. The actual vesting dates of the awards identified in the table above, by year of grant, are as follows:

Expiration Date	Grant Date	Vesting Dates

4-13-10	4-14-00	Apr. 14, 2001, 2002, 2003, 2004 and 2005
9-19-11	9-20-01	Sept. 20, 2002, 2003, 2004, 2005 and 2006
4-28-12	4-29-02	Apr. 29, 2003, 2004, 2005, 2006 and 2007
10-13-13	10-14-03	Oct. 14, 2004, 2005, 2006, 2007 and 2008
3-04-14	3-05-04	Mar. 5, 2005, 2006, 2007, 2008 and 2009
4-21-15	4-22-05	Apr. 22, 2006, 2007, 2008, 2009 and 2010
CEO grant — 2-06-16	2-07-06	10% on Feb. 7, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014 and 20% on 2015
All other grants — 2-06-16	2-07-06	Feb. 7, 2007, 2008, 2009, 2010 and 2011
2-13-17	2-14-07	Feb. 14, 2008, 2009, 2010, 2011 and 2012
2-12-18	2-12-08	Feb. 12, 2009, 2010, 2011, 2012 and 2013

2008 Option Exercises and Stock Vested

The table below includes information related to options exercised by each of the NEOs and, in the case of Mr. MacMillan, the portion of his restricted stock award that vested during fiscal year 2008. The table also includes the value realized for such options and restricted stock award.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)(1)	Vesting (#)	on Vesting ($)(2)

Stephen P. MacMillan	5,000	105,150	20,000	1,291,000
Dean H. Bergy	111,000	5,633,460	—	—
Curt R. Hartman	20,000	817,200	—	—
Stephen Si Johnson	60,000	3,267,600	—	—
James E. Kemler	0	0	—	—
Andrew G. Fox-Smith	24,000	1,055,040	—	—

(1)	Represents the difference between the market price of the underlying shares at exercise and the exercise price of the options that was established at the time of grant.

(2)	Valued using the closing price of the Common Stock ($64.55) on the vesting date.

Equity Plans and Equity-Based Compensation Award Granting Policy

We maintain two equity-based long-term incentive plans that shareholders have previously approved — the 1998 Stock Option Plan and the 2006 Long-Term Incentive Plan that, in addition to stock options, provides for the use of restricted stock and other types of stock and unit awards. A portion of options granted in 2008 were the first awards made from the 2006 Long-Term Incentive Plan.

We have adopted a policy covering all equity awards, both off-cycle (including hire-on) and ongoing annual grants. Under the policy, equity awards are granted by the Compensation Committee and, for awards to the President and Chief Executive Officer, are submitted for approval to the independent directors of the Board. Non-employee director grants are made by the full Board. The Compensation Committee has delegated to the President and Chief Executive Officer the authority to make “off-cycle grants” in situations where we are seeking to attract a senior level hire, recognize an employee for significant achievements or in other special circumstances. In 2008, in addition to new hires, we made off-cycle grants in two instances of employee retention concerns. Annual limits for off-cycle grants are defined both per individual employee (10,000 stock options and 5,000 restricted shares) and in the aggregate (300,000 stock options and 150,000 restricted shares).

The fair market value of Stryker stock used to establish the exercise price of all options is the closing sales price as reported on the NYSE Composite Transactions for the last market trading day prior to the grant date. Annual and off-cycle grants of equity-based compensation are awarded on a pre-determined dates as follows:

•	The annual grant of equity-based compensation awards will be made on the date of the February meeting of the Board of Directors. Any change in the annual grant date must be made with the prior approval of the Board;

•	Off-cycle awards may be granted by the President and Chief Executive Officer, pursuant to delegated authority from the Compensation Committee, on the first business day of May, August or November following the date of hire or determination that an award is warranted. Off-cycle awards will be reported to the Compensation Committee and the Board of Directors at their next regular meetings; and

•	No equity grant will be backdated and the timing of the public release of material information or the grant of any equity award will not be established with the intent of unduly benefiting a grantee under an equity award.

Where permissible by law, we require U.S. employees who receive stock options, including Mr. Bergy, Mr. Hartman, Mr. Johnson and Mr. Kemler, to sign a version of the Company’s confidentiality, non-competition and non-solicitation agreement. An employee who violates the agreement will be required to surrender unexercised options and repay gains on any exercised options. Mr. MacMillan’s special stock option grant in 2006 included similar confidentiality, non-competition and non-solicitation provisions (see “President and Chief Executive Officer Compensation” beginning on page 24). In February 2009, the employment terms with Mr. Fox-Smith were amended to include a six-month notice period during which similar confidentiality, non-competition and non-solicitation provisions apply. In addition, as part of his 2009 stock option grant, Mr. Fox-Smith signed a similar version of the Company’s confidentiality, non-competition and non-solicitation agreement.

Pension Benefits

None of our NEOs participates in any defined benefit plan sponsored by us. We make payments to a governmental pension arrangement in Hong Kong on behalf of Mr. Fox-Smith. In 2008, this contribution was $48,001. We included this amount in the All Other Compensation column of the Summary Compensation Table on page 28, although we are not required by SEC rules to do so because the arrangement is comparable to benefits available to our other Hong Kong-based employees.

2008 Nonqualified Deferred Compensation

We provide a nonqualified supplemental defined contribution plan, the Stryker Corporation Supplemental Plan, in which select U.S.-based executives may participate, and a qualified defined contribution plan, the Stryker Corporation 401(k) Plan, that is available to all eligible U.S. employees. This table shows information about U.S.-based NEO participation in our Supplemental Plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance
Name	in Last FY ($)	in Last FY ($)(1)	Last FY ($)	Distributions ($)	at Last FYE ($)(2)

Stephen P. MacMillan	210,455	228,963	(530,167)	0	1,256,028
Dean H. Bergy	87,642	64,856	(566,674)	0	976,796
Curt R. Hartman	65,721	31,989	(236,924)	0	435,360
Stephen Si Johnson	145,408	94,150	(896,928)	0	1,585,080
James E. Kemler	111,958	69,619	(260,766)	0	1,255,554

(1)	These amounts, contributed in March 2009 but earned for 2008, are included in the All Other Compensation column of the Summary Compensation Table on page 28.

(2)	Aggregate balance consists of employee and company contributions and investment earnings on amounts over many years. The 2008 year-end balance includes registrant contributions made in March 2009 that were earned in 2008. The following amounts of the reported aggregate balance were compensation for 2007 or 2006 and are included in the All Other Compensation column for those years for the U.S.-based NEOs other than Mr. Hartman, whose compensation prior to 2008 is not required to be disclosed:

	Registrant	Registrant
	Contributions	Contributions
Name	in 2007 ($)	in 2006 ($)

Stephen P. MacMillan	177,525	157,830
Dean H. Bergy	54,820	47,830
Stephen Si Johnson	77,838	77,613
James E. Kemler	60,833	53,917

Under the 401(k) Plan, we match fifty cents per dollar of the first 8% of compensation contributed by the employee up to the Internal Revenue Code limits ($15,500 annual deferral and $230,000 compensation in 2008). The Supplemental Plan provides benefits comparable to the 401(k) Plan after Internal Revenue Code limits have been reached. Participants may defer up to 75% of total plan eligible compensation (salary and bonus for the NEOs) under the Supplemental and 401(k) Plans.

In addition to the Company match, subject to Board approval, a discretionary Company contribution may be made to the Supplemental and 401(k) Plans each year. In 2008, the Board approved a discretionary contribution of 7% of Plan eligible compensation for all U.S.-based employees eligible under the Plans, including Mr. MacMillan, Mr. Bergy, Mr. Hartman, Mr. Johnson and Mr. Kemler, which was paid in March of 2009.

Matching and discretionary contributions to our Supplemental and 401(k) Plans vest based on the total service years of the participant as follows: 20% with two years of service; 40% with three; 60% with four; and 100% with five years of service.

Earnings on all amounts in the Supplemental Plan are based on the returns of the investment choices made by the individual. The selected funds and individual allocation may be changed by the participant at any time. NEOs’ investment alternatives in the Supplemental Plan are identical to the investment alternatives of all eligible employees under the 401(k) Plan, except that the Supplemental Plan does not allow investment in the Stryker Stock Fund (our matching contribution under the 401(k) Plan on the first 4% of compensation is invested in the Stryker Stock Fund) or life-cycle funds. The investment alternatives are regularly reviewed and periodically change. As of December 31, 2008, participants could choose among several different investment types, including domestic and international equity, fixed income, short-term investment and balanced fund investments. No guaranteed interest rates or returns are provided on investments in the Supplemental or 401(k) Plans.

Benefits from the Supplemental Plan may be paid as a lump sum or in installments, or a combination thereof, based on the individual’s payment election made at least a year prior to any termination, subject to the provisions of the Plan. Supplemental Plan benefits payable to NEOs for amounts subject to Internal Revenue Code Section 409A (generally amounts that were earned and vested after 2004) will not be paid earlier than six months from termination if termination of employment was for any reason other than death. In the case of death, payments will be made within 60 days if the participant elected the lump sum payment alternative.

Potential Payments Upon Termination

Potential Severance Payments to NEOs Upon Termination:  Severance payments under the Company’s discretionary severance policy for U.S.-based employees may cover Mr. MacMillan, Mr. Hartman or Mr. Kemler. If the Company elected in light of the circumstances of termination to make full payments under the discretionary severance policy (generally two weeks of salary for each year of service up to a maximum of one year’s salary), the estimated value of severance payments that would be made to Mr. MacMillan, Mr. Hartman and Mr. Kemler, assuming a December 31, 2008 termination date, would be:

Estimated Severance
Name	Payment ($)(1),(2)

Stephen P. MacMillan	250,000
Curt R. Hartman	307,500
James E. Kemler	249,167

(1)	Assumes 2008 salary rates and full years of service as of December 31, 2008 of 5, 18 and 13 years for Mr. MacMillan, Mr. Hartman and Mr. Kemler, respectively. Future amounts paid at the time of an actual severance would vary from the figures in this table based on factors including termination date, termination event and circumstances, years of service, compensation rates at the time and various other factors and assumptions.

(2)	Values do not include payments or benefits that are available to all U.S. employees upon termination, such as payment of accrued salary and vacation pay, the ability to purchase COBRA coverage to continue participation in our healthcare benefits plans for a period of time, distributions from the 401(k) and Supplemental Plans (see “2008 Nonqualified Deferred Compensation” beginning on page 34) and the ability to exercise any vested and unexercised stock options within 30 days of termination.

See the discussion of the Executive Management Agreements entered into with Mr. Bergy and Mr. Johnson under “Compensation Discussion and Analysis — Employment Agreements and Severance Policy” beginning on page 23 regarding future compensation to be paid to them in their roles as Advisors to the Vice President and Chief Financial Officer and President and Chief Executive Officer, respectively.

Mr. MacMillan, Mr. Bergy, Mr. Hartman, Mr. Johnson and Mr. Kemler have agreed to Stryker’s confidentiality, non-competition and non-solicitation agreement. These agreements provide for potential monthly payments that compensate the individual for not competing in circumstances following termination if the individual is unable to be re-employed without competing, demonstrates efforts to find work that does not violate the non-compete provisions and meets certain other requirements. The agreement is effective for 12 months following termination of employment and requires monthly payments of 1/12th the total salary and incentive bonus (exclusive of benefits, stock options or awards, and any indirect or deferred compensation) paid in the 12 months preceding termination of employment, less any compensation the individual has received or has the right to receive from Stryker or any other source during the 12 months following termination, including severance payments. The Company could be required to pay Mr. MacMillan, Mr. Bergy, Mr. Hartman, Mr. Johnson and Mr. Kemler amounts totaling $1,567,280, $336,844, $234,484, $369,471 and $426,271, respectively, if we elected to enforce the non-compete provisions and they satisfied the other requirements. The amounts set forth for Mr. MacMillan, Mr. Hartman and Mr. Kemler have been reduced for the Estimated Severance Payment amounts in the table above, assume 2008 salary and bonus levels, a December 31, 2008 termination date and no reduction in payment due to other sources of compensation, including amounts received as a result of employment by a non-competitor. Actual future amounts to be paid would vary from the figures above based on factors including termination date, termination event and circumstances, years of service, compensation rates at the time, the Company’s decision whether to enforce the non-compete, compensation paid by future employers and other factors and assumptions. As discussed above, in February 2009, the employment terms with Mr. Fox-Smith were amended to include a six-month notice period during which similar confidentiality, non-competition and non-solicitation provisions would apply. As part of these revised employment terms, Mr. Fox-Smith would be entitled to six months’ written notice of termination of employment, during which time the Company would be required to pay Mr. Fox-Smith amounts estimated at $342,000, assuming his current salary and certain other remuneration elements were paid for six months. In addition, as part of his 2009 stock option grant, Mr. Fox-Smith signed a version of the Company’s confidentiality, non-competition and non-solicitation agreement. Mr. Fox-Smith’s agreement contains provisions similar to the provisions of other NEOs that provide for potential monthly payments that would compensate Mr. Fox-Smith for not competing in circumstances following termination if he is unable to be re-employed without competing, demonstrates efforts to find work that does not violate the non-compete provisions and meets certain other requirements. Because the employment terms of Mr. Fox-Smith include a six-month notice provision, the terms of Mr. Fox- Smith’s non-compete agreement are effective for six months following termination. The Company could be required to pay Mr. Fox-Smith $200,000 if Stryker elected to enforce the non-compete provisions and Mr. Fox-Smith satisfied the other requirements.

Our 2008 stock option grants have the following treatment at various terminating events:

Reason for Employment Termination:	Unvested Shares Are:	Vested Shares Exercisable:

Death or Disability	100% vested	For one year from termination
Retirement(1)	100% vested	Until original expiration date
Other Reasons	Forfeited	For 30 days from termination

(1)	Retirement is defined for purposes of our stock option plans as termination at or after age 65, or age 60 if the individual has been employed by us for 10 years. In the event of retirement, unvested options become fully vested and are exercisable until the original expiration date. As of December 31, 2008, none of the NEOs met the age and service requirements for retirement as defined in the option plans.

Unvested stock options are forfeited in the cases of resignation or termination for cause. The timing of payment of certain amounts, for example the Supplemental Plan payments, are structured to comply with Internal Revenue Code Section 409A, which generally requires payments (other than grandfathered payments) to our NEOs to be made no earlier than six months following termination.

The Company does not pay for any form of post-retirement healthcare benefits for our NEOs or any other employee.

Potential Payments Upon Certain Corporate Transactions:  Our 1998 Stock Option Plan does not specifically provide for acceleration of vesting in the event of a change-in-control, although the Board could decide to do so. The 2006 Long-Term Incentive Plan, under which equity awards were first issued in February 2008, expressly permits the Compensation Committee at its sole discretion to accelerate vesting and take other actions on awards that it deems appropriate following a change-in-control.

As of December 31, 2008, each NEO holds the number of unvested stock options set forth opposite his name below that, at the discretion of the Board of Directors, could be vested upon the occurrence of a significant corporate transaction such as a merger or other business combination.

	Number of Shares Underlying	Unrealized Value of
Name	Unvested Options (#)	Unvested Options ($)(1)

Stephen P. MacMillan	880,000	0
Dean H. Bergy	158,600	0
Curt R. Hartman	136,000	0
Stephen Si Johnson	228,950	0
James E. Kemler	211,600	0
Andrew G. Fox-Smith	142,200	0

(1)	The closing market price of the stock as of December 31, 2008 was less than the exercise price for all unvested options.

COMPENSATION OF DIRECTORS

Director Compensation

This table sets forth information regarding compensation paid during 2008 to directors who were not employees. Mr. MacMillan, who is an employee, does not receive any separate compensation as a director. His compensation is fully reflected in the Summary Compensation Table and, as appropriate, in the other tables included under “Executive Compensation” beginning on page 28.

	Fees Earned		All Other
	or Paid in	Option	Compensation
Name	Cash ($)	Awards ($)(1)	($)(2)	Total ($)

John W. Brown	125,000	911,200	0	1,036,200
Howard E. Cox, Jr.	125,000	535,162	0	660,162
Donald M. Engelman, Ph.D.	115,000	535,162	128,609	778,771
Louise L. Francesconi	125,000	87,031	0	212,031
Jerome H. Grossman, M.D.(3)	115,000	535,162	0	650,162
William U. Parfet	125,000	535,162	0	660,162
Ronda E. Stryker	115,000	166,569	0	281,569

(1)	Amounts represent 2008 compensation cost based on FAS 123R values related to stock option awards during 2008 and prior years using the Black-Scholes option pricing model assumptions that are discussed in the narrative under the “Executive Compensation — 2008 Grants of Plan-Based Awards” on page 31. The following table sets forth the 2008 compensation cost recognized for 2008 awards or the portion of awards vesting in 2008 from prior grants as shown in the Option Awards column of the preceding table.

	2008	2007	2006	2005	2004	2003	Total
Name	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Awards ($)	($)

John W. Brown	147,186	168,630	140,590	27,920	235,480	191,394	911,200
Howard E. Cox, Jr.	147,186	168,630	140,590	27,920	26,912	23,924	535,162
Donald M. Engelman, Ph.D.	147,186	168,630	140,590	27,920	26,912	23,924	535,162
Louise L. Francesconi	25,969	33,726	27,336	—	—	—	87,031
Jerome H. Grossman, M.D.(3)	147,186	168,630	140,590	27,920	26,912	23,924	535,162
William U. Parfet	147,186	168,630	140,590	27,920	26,912	23,924	535,162
Ronda E. Stryker	25,969	33,726	28,118	27,920	26,912	23,924	166,569

As required by SEC disclosure rules, the Option Awards column includes the total compensation cost to the Company for 2008 and prior year grants. Amounts for Mr. Brown for 2005 and prior years include the compensation cost of awards made while he was President and Chief Executive Officer as well as a director. In 2008, 2007 and 2006, option grants to directors eligible for retirement based on age and service were fully expensed at grant, while grants to non-retirement-eligible directors (Ms. Francesconi and Ms. Stryker) are expensed ratably over the vesting period. We estimate the value of the 2008 stock option award of 7,400 shares to each director at $147,186 per director, regardless of accounting treatment or retirement eligibility.

(2)	Consulting fees paid to Dr. Engelman at the rate of $4,500 per day for services rendered in 2008.

(3)	Dr. Grossman passed away in 2008. These fees were paid to Dr. Grossman’s estate.

The grant-date fair value based on FAS 123R of the stock option awards granted in 2008, the 2008 FAS 123R compensation cost recognized for 2008 grants and outstanding option awards at December 31, 2008 were:

	Grant-Date Fair Value	Compensation Cost	Option Awards
	based on FAS 123R of	Recognized for 2008	Outstanding at
Name	2008 Grants ($)	Grants ($)(1)	December 31, 2008 (#)

John W. Brown	147,186	147,186	181,600
Howard E. Cox, Jr.	147,186	147,186	109,600
Donald M. Engelman, Ph.D.	147,186	147,186	109,600
Louise L. Francesconi	147,186	25,969	23,600
Jerome H. Grossman, M.D.	147,186	147,186	23,600
William U. Parfet	147,186	147,186	27,000
Ronda E. Stryker	147,186	25,969	109,600

(1)	Amounts represent the 2008 FAS 123R compensation cost recognized by the Company for 2008 stock option awards. For directors who are retirement-eligible, full recognition of compensation cost at grant is required under FAS 123R accounting rules. Ms. Francesconi and Ms. Stryker are not retirement eligible.

Directors who are not employees received a fixed annual fee of $115,000 in 2008 and an additional $10,000 if they were a Committee chair. Mr. Brown, who served as non-executive Chairman of the Board, received a fixed annual fee of $125,000 in 2008. The 2009 annual director fees remain the same as the 2008 fees. Dr. Engelman continues to serve as a consultant at the daily rate of $4,500 in 2009.

During 2008, we granted each outside director an option to purchase 7,400 shares of Common Stock, with an exercise price equal to the closing price on the day before the grant date. On February 10, 2009, each outside director was granted an option to purchase 12,375 shares, with an exercise price equal to the prior day’s closing price. Upon his election as a director, Mr. Lance will receive a stock option grant equivalent to the stock option awards granted to each of the other non-employee directors on February 10, 2009. Options to non-employee directors become exercisable at 20% per year over five years. Non-employee directors are subject to our stock ownership guidelines of five times annual retainer within five years of joining the Board. See “Compensation Discussion and Analysis — Executive and Non-Employee Director Stock Ownership Guidelines” on page 23.

AUDIT COMMITTEE REPORT

We constitute the Audit Committee of the Board of Directors of Stryker Corporation. We serve in an oversight capacity and are not intended to be part of Stryker’s operational or managerial decision-making process. Management is responsible for the preparation, integrity and fair presentation of information in the consolidated financial statements, the financial reporting process and internal control over financial reporting. Stryker’s independent registered public accounting firm is responsible for performing independent audits of the consolidated financial statements and an audit of the Company’s internal control over financial reporting as of December 31, 2008. We monitor and oversee these processes. We also approve the selection and appointment of Stryker’s independent registered public accounting firm and recommend the ratification of such selection and appointment to the Board.

In this context, we met and held discussions with management and Ernst & Young LLP throughout the year and reported the results of our activities to the Board of Directors. We specifically did the following:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with Stryker’s management;

•	Discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	Received the written disclosures and the letter from Ernst & Young LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by:

William U. Parfet, Chair
Howard E. Cox, Jr.
Louise L. Francesconi

Members of the Audit Committee

PROPOSAL 1 — ELECTION OF DIRECTORS

Eight directors are to be elected to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. All of the nominees listed below except Mr. Lance are currently members of our Board of Directors. The nominees have consented to serve if elected, and we have no reason to believe that any of them will be unable to serve. If any nominee becomes unavailable for any reason, proxies will be voted for the alternate candidate, if any, chosen by the Board or the number of directors constituting the full Board will be reduced to eliminate the vacancy.

The proxies will vote for the election of each of the nominees unless you indicate that your vote should be withheld for any or all of them. The Board of Directors recommends that shareholders vote FOR all nominees. Directors are elected by a plurality of the votes cast. Votes withheld from a nominee will not count against his or her election. However, in an election such as this where the only nominees are those recommended by the Board, any director who receives a greater number of votes withheld than votes for will be required to tender his or her resignation under the majority voting policy adopted by the Board as part of the Corporate Governance Guidelines. The Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it. The Board will act on the Governance and Nominating Committee’s recommendation no later than 90 days thereafter. The Company will promptly publicly disclose the Board’s decision whether to accept the resignation and, if applicable, the reasons for rejecting the tendered resignation in a Form 8-K filed with the SEC. If one or more resignations are accepted by the Board, the Governance and Nominating Committee will recommend to the Board whether to fill the vacancy or vacancies or to reduce the size of the Board.

The following information respecting the nominees for election as directors has been furnished by them.

Name, Age, Principal Occupation	Director
And Other Information	Since

John W. Brown, age 74	1977
Chairman of the Board of the Company since 1981; President and Chief Executive Officer of the Company from February 1977 to June 2003; and Chief Executive Officer of the Company from June 2003 through December 2004. Also a director of St. Jude Medical, Inc., a medical device company; Gen-Probe, Inc., a manufacturer of nucleic tests to diagnose human diseases and screen human blood; the American Business Conference, an association of mid-size growth companies; and Chairman, The Institute for Health Technology Studies.

Howard E. Cox, Jr., age 65	1974
Partner of Greylock and its affiliated venture capital partnerships since 1971.
Donald M. Engelman, Ph.D., age 68	1989
Eugene Higgins Professor of Molecular Biophysics and Biochemistry, Yale University, since 1979, with assignment to Yale College, the Graduate School and the Medical School. Also a trustee of Reed College and a member of the National Academy of Science since 1997.

Louise L. Francesconi, age 56	2006
Former vice president of Raytheon Company and former President of Raytheon Missile Systems, which she led from 1996 to July 2008. Also Chairman of the Tucson Medical Center Healthcare Board of Trustees and a director of Unisource Energy Corporation, a utility that delivers natural gas and electric service, and Global Solar Energy, Inc., a producer of solar cells.

Howard L. Lance, age 53
Chairman, President and Chief Executive Officer of Harris Corporation, an international communications and information technology company, since 2003. Also a director of Eastman Chemical Company, a worldwide manufacturer of chemicals, fibers and plastics, and Harris Stratex Networks Inc., a provider of wireless transmission systems and network management software.

Stephen P. Macmillan, age 45	2005
President and Chief Executive Officer of the Company since January 2005; and President and Chief Operating Officer of the Company from June 2003 through December 2004. Prior to joining Stryker in June 2003, he was Sector Vice President, Global Specialty Operations of Pharmacia Corporation from December 1999, and held various positions at Johnson & Johnson since 1989. Also a director of Texas Instruments, a provider of semiconductor technologies.

Name, Age, Principal Occupation	Director
And Other Information	Since

William U. Parfet, age 62	1993
Chairman and Chief Executive Officer of MPI Research, Inc., a drug safety and pharmaceutical development company, since 1999. Also a director of Monsanto Company, a provider of agricultural products that improve farm productivity, and Taubman Centers, Inc., a real estate development company.

Ronda E. Stryker, age 54	1984
Granddaughter of the founder of the Company and daughter of a former President of the Company. Also Vice Chair and a director of Greenleaf Trust, a bank, Vice Chair and trustee of Spelman College, and a trustee of Kalamazoo College and the Kalamazoo Community Foundation.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2009, subject to approval of the scope of the audit engagement and the estimated audit fees, which will be presented to the Committee at its July meeting. While not required, we are submitting the appointment to the shareholders as a matter of good corporate practice to obtain their views. The affirmative vote of a majority of the votes cast at the annual meeting on the proposal is required for ratification. The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP as our Company’s independent registered public accounting firm for 2009. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for the year 2009. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Stryker and its shareholders.

Relationship with Ernst & Young LLP

Ernst & Young LLP has acted in this capacity for many years. Ernst & Young LLP has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. We expect representatives of Ernst & Young LLP to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The fees billed by Ernst & Young LLP with respect to the years ended December 31, 2008 and 2007 were as follows:

	2008	2007

Audit Fees	$5,144,000	$4,728,000
Audit-Related Fees	182,000	226,000
Tax Fees	1,172,000	874,000

Audit Fees include amounts billed for the annual audit of our annual consolidated financial statements, the audit of internal control over financial reporting, the review of the consolidated financial statements included in the Forms 10-Q filed by us during each year, the completion of statutory audits required in certain foreign jurisdictions and consultations concerning accounting matters associated with the annual audit. Audit-Related Fees include amounts billed for audits of our employee benefit plans and general accounting consultations and services that are unrelated to the annual audit. Tax Fees include fees for tax compliance services and consultation on other tax matters. We expect that Ernst & Young LLP will provide similar non-audit services during the year 2009. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services performed by Ernst & Young LLP other than non-audit services that satisfy a de minimis exception provided by applicable law. In the event we wish to engage Ernst & Young LLP to perform non-audit services, management prepares a summary of the proposed engagement, detailing the nature of the engagement, the reasons why Ernst & Young LLP is the preferred provider of the services and the estimated duration and cost of the engagement. At the Audit Committee’s December meeting, certain recurring non-audit services and the proposed fees are reviewed and evaluated. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chair or, in his absence, any other member the authority to evaluate and approve projects and related fees if circumstances require approval between meetings of the Committee. Any such approval is reported to the full Committee at its next meeting.

ADDITIONAL INFORMATION

Shareholder Proposals for the 2010 Annual Meeting

Under the rules of the SEC, if you would like to submit a proposal for inclusion in the proxy materials for our 2010 annual meeting, the proposal must be received by our Vice President and Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002 on or prior to November 20, 2009. The inclusion of any proposal in the proxy statement and form of proxy for such meeting will be subject to applicable SEC rules.

Under our By-Laws, which are available in the Corporate Governance area of the Investor section of our web site at www.stryker.com/investors/bylaws or may be obtained by written request to our Vice President and Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, certain procedures are provided that shareholders must follow to nominate a person for election as a director at an annual meeting or to bring an item of business before an annual meeting. These procedures require that notice of an intention to nominate a person for director and/or to bring an item of business before our 2010 annual meeting must be received in writing by our Vice President and Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002 no earlier than December 30, 2009, and no later than January 29, 2010. The notice must contain certain information about the shareholder making the proposal, including a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and the NYSE, and to furnish us with copies of the reports. Specific due dates for these reports have been established and we are required to report in this Proxy Statement any failure by directors, officers and 10% holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors, officers and 10% holders, we believe that all such filing requirements were met with respect to 2008.

Other Action

At this time, we do not know of any matter to be brought before the meeting other than those referred to above. If any additional matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their judgment on any such matter.

Expenses of Solicitation

The cost of solicitation of proxies for the annual meeting is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding the proxy material to the beneficial owners of the stock held in street name by such persons.

By Order of the Board of Directors

Thomas R. Winkel
Vice President and Secretary

March 20, 2009

Printed with soy ink on recycled paper
Please recycle where possible

STRYKER CORPORATION C/O NATIONAL CITY BANK SHAREHOLDER SERVICES LOC 01-5352 P.O. BOX 94509 CLEVELAND, OH 44101-4509
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Stryker Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	STRYK1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR each of these nominees.

1.	Election of Directors:
   Nominees:
   (1) John W. Brown                (5) Howard L. Lance
   (2) Howard E. Cox. Jr.          (6) Stephen P. MacMillan
   (3) Donald M. Engelman       (7) William U. Parfet
(4) Louise L. Francesconi (8) Ronda E. Stryker	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Proposal
		For	Against	Abstain
The Board of Directors recommends a vote FOR Proposal 2.

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.	☐	☐	☐
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR ALL of the nominees and FOR Proposal 2.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to: Stryker Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, New York, 11717, so the shares will be represented at the Shareholders Meeting. If you vote by telephone or Internet, do not mail this proxy card.
Important Notice Regarding Internet Availability of Proxy Materials for the Shareholders Meeting: The Notice and Proxy Statement, our 2008 Annual Report and a link to the means to vote by Internet are available at www.proxymaterials.stryker.com.
Æ Please fold and detach card at perforation before mailing. Æ

STRYK2
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 29, 2009
The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 20, 2009, hereby appoints LOUISE L. FRANCESCONI and RONDA E. STRYKER, and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Stryker Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 29, 2009, or at any adjournment thereof, as set forth on the reverse side hereof and, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting.
PLEASE MARK, SIGN, AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

STRYKER CORPORATION C/O COMPUTERSHARE INVESTOR SERVICES P.O. BOX 43078 PROVIDENCE, RI 02940-3078
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Stryker Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	STRYK3	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR each of these nominees.

1.	Election of Directors:
   Nominees:
   (1) John W. Brown               (5) Howard L. Lance
   (2) Howard E. Cox. Jr.         (6) Stephen P. MacMillan
   (3) Donald M. Engelman      (7) William U. Parfet
(4) Louise L. Francesconi (8) Ronda E. Stryker	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Proposal
		For	Against	Abstain
The Board of Directors recommends a vote FOR Proposal 2.

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.	☐	☐	☐
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR ALL of the nominees and FOR Proposal 2.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signed as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to: Stryker Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, New York, 11717, so the shares will be represented at the Shareholders Meeting. If you vote by telephone or Internet, do not mail this proxy card.
Important Notice Regarding Internet Availability of Proxy Materials for the Shareholders Meeting: The Notice and Proxy Statement, our 2008 Annual Report and a link to the means to vote by Internet are available at www.proxymaterials.stryker.com.
Æ Please fold and detach card at perforation before mailing. Æ

STRYK4
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 29, 2009
The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 20, 2009, hereby appoints LOUISE L. FRANCESCONI and RONDA E. STRYKER, and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Stryker Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 29, 2009, or at any adjournment thereof, as set forth on the reverse side hereof and, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting.
PLEASE MARK, SIGN, AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)